SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
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☐	Soliciting Material under Rule 14a-12
OMEROS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 30, 2025
Dear Fellow Shareholder:
You are cordially invited to attend the 2025 Annual Meeting of Shareholders of Omeros Corporation. We plan to hold an entirely virtual meeting this year via live webcast on the Internet on Friday, June 27, 2025, at 10:00 a.m. Pacific time. You will be able to attend the meeting, vote and submit your questions via the Internet at www.virtualshareholdermeeting.com/OMER2025.
The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the annual meeting.
Whether or not you attend the annual meeting, it is important that your shares be represented and voted. Therefore, please vote as soon as possible by telephone, via the Internet or by completing and mailing the enclosed proxy card. Voting by any of these methods will ensure your representation at the annual meeting. If you decide to attend the annual meeting, you will be able to vote virtually via the Internet even if you have previously submitted your proxy.
On behalf of our board of directors, I would like to express our appreciation for your continued support of Omeros. We look forward to your participation in the annual meeting.
Sincerely,

GREGORY A. DEMOPULOS, M.D.
Chairman and CEO

OMEROS CORPORATION
The Omeros Building
201 Elliott Avenue West
Seattle, Washington 98119
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 30, 2025
To our Shareholders:
We cordially invite you to the 2025 Annual Meeting of Shareholders (the 2025 Annual Meeting) of Omeros Corporation, a Washington corporation, to be held on Friday, June 27, 2025, at 10:00 a.m. Pacific time. The meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/OMER2025 for the following purposes:
(1)	to elect the two Class I director nominees named in this proxy statement to the board of directors, each to serve until the 2028 Annual Meeting of Shareholders;
(2)	to approve an advisory resolution on executive compensation;
(3)	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
(4)	to transact such other business as may properly come before the 2025 Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. The proxy statement accompanying this notice is being issued in connection with the solicitation by the board of directors of a proxy on the enclosed form of proxy card for use at the 2025 Annual Meeting.
Shareholders of record at the close of business on May 23, 2025 will be entitled to vote at the 2025 Annual Meeting, or any adjournment or postponement of the meeting.
There is no physical location for the 2025 Annual Meeting. You will be able to attend and participate in the 2025 Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/OMER2025 at the meeting date and time described in the accompanying proxy statement and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials. If you plan to attend the meeting virtually via the Internet, please see “Information Concerning Proxy Solicitation, Voting and the Meeting—Attending the 2025 Annual Meeting.”
We look forward to your participation in the 2025 Annual Meeting.
By Order of the Board of Directors,

Peter B. Cancelmo
Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 27, 2025
The proxy statement and the 2024 Annual Report to Shareholders are available at: www.proxyvote.com.
Your vote is important, and we encourage you to vote in advance of the meeting by one of the following methods to ensure that your shares are represented at the meeting.

By Internet: www.proxyvote.com	By Mail: Signing, dating and promptly mailing the proxy card	By Phone: 1-800-690-6903

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OMEROS CORPORATION
The Omeros Building
201 Elliott Avenue West
Seattle, Washington 98119
INFORMATION CONCERNING PROXY SOLICITATION, VOTING AND THE MEETING
General Information
The enclosed proxy is solicited on behalf of the board of directors of Omeros Corporation for use at the 2025 Annual Meeting of Shareholders (the 2025 Annual Meeting) of Omeros Corporation to be held on Friday, June 27, 2025, at 10:00 a.m. Pacific time, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The 2025 Annual Meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/OMER2025. This proxy statement, the enclosed proxy and the 2024 Annual Report to Shareholders, which includes audited financial statements as of and for the year ended December 31, 2024, will be mailed on or about May 30, 2025 to all shareholders entitled to vote at the 2025 Annual Meeting.
Record Date and Quorum
Shareholders of record at the close of business on May 23, 2025, which we refer to as the record date, are entitled to notice of and to vote their shares at the 2025 Annual Meeting. As of the record date, 58,592,713 shares of Omeros’ common stock, par value $0.01 per share, were issued and outstanding. Holders of shares of common stock are entitled to cast one vote per share on all matters to be voted on at the 2025 Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the 2025 Annual Meeting.
Abstentions and broker non-votes (which occur when a broker lacks or declines to exercise discretionary authority to vote uninstructed shares on a matter) are considered shares present at the 2025 Annual Meeting for the purpose of determining the existence of a quorum. The inspector of elections will report the number of shares represented in person or by proxy at the meeting for purposes of determining whether or not a quorum is present at the 2025 Annual Meeting.

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Board Recommendation and Meeting Agenda

Proposal	Vote Required	Board Voting Recommendation	Page Reference
Election of Arnold C. Hanish and Rajiv Shah, M.D. as Class I directors (Proposal 1)	The two candidates for Class I director who receive the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors. If votes cast against an incumbent director’s election exceed votes cast in favor of the director’s election, the director will be required to submit his or her resignation in accordance with our corporate governance principles, as described in greater detail on page 21.	FOR EACH DIRECTOR NOMINEE	9
Approval of an advisory resolution on executive compensation (Proposal 2)	The non-binding advisory resolution with respect to compensation of our named executive officers will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.	FOR	23
Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 3)	The appointment of Ernst & Young LLP as our independent registered public accounting firm will be ratified if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.	FOR	48

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How to Vote
Voting Before the 2025 Annual Meeting
Whether or not you plan to attend the 2025 Annual Meeting, we encourage you to vote in advance of the meeting to ensure that your shares are represented at the meeting. Prior to the 2025 Annual Meeting, shareholders may cast their vote by one of the following methods:

By Internet: www.proxyvote.com	By Mail: Signing, dating and promptly mailing the proxy card	By Phone: 1-800-690-6903
Voting by Internet and phone are available until 11:59 p.m. Eastern time (8:59 p.m. Pacific time) on Thursday, June 26, 2025. You will need your 16-digit control number included in your proxy card or on the instructions that accompanied your proxy materials.
If you are a beneficial shareholder (i.e., your shares are held in street name through a bank or broker), you may receive additional instructions on how to vote from the bank or broker. You may contact the bank, broker or other institution where you hold your shares if you would like to request a voting instruction form or if you have questions about voting or obtaining your control number.
You may also submit questions for management in advance of the 2025 Annual Meeting by visiting www.proxyvote.com and logging in with your 16-digit control number.
Voting During the 2025 Annual Meeting
You can also attend the 2025 Annual Meeting and vote your shares during the live webcast. Even if you vote in advance of the 2025 Annual Meeting, you may still vote virtually via the Internet if you attend the meeting. See below for more details on attending the 2025 Annual Meeting.
Votes cast by proxy or directly by completing a ballot virtually at the 2025 Annual Meeting will be tabulated by representatives of Broadridge Financial Services, the inspector of elections appointed for the meeting.
Attending the 2025 Annual Meeting
Only shareholders as of the close of business on May 23, 2025 (the record date), or holders of a valid proxy for the meeting, are entitled to attend and vote at the 2025 Annual Meeting. The 2025 Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively via live webcast on the Internet. No physical in-person meeting will be held.
Control Number
To access and vote at the 2025 Annual Meeting, you will need a 16-digit control number, which was included in your proxy card or the instructions that accompanied your proxy materials. If you are a beneficial shareholder and hold your shares in street name through a bank or broker, you may contact the bank, broker or other institution where you hold your shares if you would like to request a voting instruction form or if you have questions about voting or obtaining your control number.
Accessing the Webcast
The online meeting will begin promptly at 10:00 a.m. Pacific time. We encourage you to access the meeting prior to the start time and leave ample time for the check-in.
Visit www.virtualshareholdermeeting.com/OMER2025 and log in using your 16-digit control number. If you do not have your 16-digit control number, you may access the meeting, but you will not be able to vote your shares or submit questions during the meeting.

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If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
Submitting Questions
This year’s shareholder Q&A session will include questions submitted both live and in advance. We encourage shareholders to submit any questions in advance of the meeting by visiting www.proxyvote.com and logging in with their 16-digit control number. Shareholders who attend the 2025 Annual Meeting and are logged in to www.virtualshareholdermeeting.com/OMER2025 using their 16-digit control number may also submit questions during the meeting.
Revoking a Proxy
A shareholder can revoke his or her proxy before the time of voting at the 2025 Annual Meeting by any of the following:
(1)	mailing a revised proxy card dated later than the prior proxy card;
(2)	submitting a new vote by telephone;
(3)	submitting a new vote via the Internet;
(4)	attending and voting, virtually via the Internet, during the 2025 Annual Meeting; or
(5)	notifying our corporate secretary in writing that the proxy is revoked. The revocation must be received before the start of the 2025 Annual Meeting to be effective.
Any beneficial shareholder may change or revoke his or her voting instructions by contacting the bank, broker or other institution where they hold their shares or by obtaining a proxy from such institution and voting virtually via the Internet at the 2025 Annual Meeting.
Abstentions and Broker Non-Votes
Abstentions will not be counted as votes cast for or against any of the proposals. Accordingly, abstentions will not affect the determination of the directors who have received the highest number of affirmative votes or whether the votes cast in favor of Proposals 2 or 3 exceed those cast against each such proposal.
Brokers and other intermediaries who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the applicable stock exchange regulations. Uninstructed shares for which brokers or other intermediaries lack or do not exercise voting discretion are referred to as “broker non-votes.” If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares on Proposals 1 or 2, the broker may not exercise discretion to vote on the applicable proposal. Broker non-votes will not be counted as votes cast and, as a result, will have no effect on these proposals. Brokers may exercise discretion to vote for or against Proposal 3, the ratification of the appointment of our independent registered public accounting firm, in the absence of your instruction. Brokers will have similar discretion to vote on any other routine proposals that are brought before the 2025 Annual Meeting.
Proxy Solicitation
This proxy statement is furnished in connection with the solicitation of your vote by the board of directors. We pay the costs of soliciting proxies from our shareholders. We may reimburse brokerage firms and other persons representing beneficial shareholders for their expenses in forwarding the voting materials to the beneficial shareholders. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by other electronic means without additional compensation. We have engaged Georgeson LLC to assist us in the solicitation of proxies at an anticipated cost in the range of $15,000 to $30,000.
“Householding” of Proxy Materials
A copy of our 2024 Annual Report to Shareholders, including our 2024 Annual Report on Form 10-K, accompanies this proxy statement. If you are a beneficial shareholder, the bank, broker or other institution where you hold your shares may deliver a single proxy statement and 2024 Annual Report to Shareholders, along with individual proxy cards or

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voting instruction forms, to any household at which two or more beneficial shareholders reside unless you have provided instructions to the contrary. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, you should contact your bank, broker or other institution where you hold your shares. Alternatively, you may also contact our corporate secretary at (206) 676-5000 or send a written request to our corporate secretary at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119 to revoke your consent to householding or to request prompt delivery of a separate proxy statement and 2024 Annual Report to Shareholders.
Shareholder Proposals for 2026 Annual Meeting
Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), we must receive shareholder proposals intended for inclusion in our proxy statement for our 2026 Annual Meeting of Shareholders (the 2026 Annual Meeting) at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, no later than January 30, 2026. However, if the date of the 2026 Annual Meeting changes by more than 30 days from the date of the 2025 Annual Meeting, notice by a shareholder of a proposal must be received a reasonable time before we begin to print and send the proxy materials for the 2026 Annual Meeting.
We must receive shareholder proposals submitted for consideration at the 2026 Annual Meeting, but not for inclusion in our proxy statement for the 2026 Annual Meeting under Exchange Act Rule 14a-8, and director nominations at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, no later than January 30, 2026. However, if the date of the 2026 Annual Meeting changes by more than 30 days from the date of the 2025 Annual Meeting, notice by a shareholder of such a proposal or a director nomination must be received no later than the close of business on the later of (a) 120 calendar days in advance of the 2026 Annual Meeting and (b) 10 calendar days following the date on which public announcement of the date of the 2026 Annual Meeting is first made.
In addition, notice of any shareholder proposal must be given in accordance with our bylaws and the applicable requirements of Rule 14a-8 under the Exchange Act. If a shareholder fails to give notice of a proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the proxy statement for the 2026 Annual Meeting and the shareholder will not be permitted to present the proposal for a vote at the 2026 Annual Meeting.
A director nomination must be made in accordance with the notice and other requirements set forth in our bylaws. In addition, to comply with the SEC’s universal proxy rules, a shareholder who intends to solicit proxies in support of one or more director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 28, 2026.

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FISCAL YEAR 2024 BUSINESS HIGHLIGHTS
During 2024, we made substantial regulatory and development progress within our clinical and pre-clinical programs while managing our financial resources and liabilities, as highlighted below:

Driving Towards Potential FDA Approval of Narsoplimab in TA-TMA (Narsoplimab)
We have continued to pursue approval of narsoplimab, our lead mannan-binding lectin-associated serine protease 2 (MASP-2) inhibitor targeting the lectin pathway of complement, for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (TA-TMA). In the course of numerous interactions throughout 2024, we aligned with the U.S. Food and Drug Administration (FDA) regarding our proposed protocol and the associated statistical analysis plan for the primary efficacy endpoint and related sensitivity analyses – patient survival in our pivotal narsoplimab trial compared to that in an external registry of patients with TA-TMA, and on the other data and analyses to be included in our Biologics License Application (BLA) resubmission. The results of the primary and supplemental statistical analyses, which were performed by an independent statistical group, showed highly significant, 3-fold improvement in overall survival compared to the external control. Our BLA for narsoplimab was accepted by FDA for review in the first quarter of 2025 and has been assigned a target date for FDA action under the Prescription Drug User Fee Act of September 25, 2025.

Advancing Clinical Progress in the Alternative Pathway with our MASP-3 Inhibitor (Zaltenibart)
We reported positive data from our Phase 2 clinical program evaluating zaltenibart, our lead inhibitor of MASP-3 targeting the alternative pathway of complement, in patients with paroxysmal nocturnal hemoglobinuria (PNH). These clinical trial data, which were presented at major international hematology congresses during 2024 support the advancement of our zaltenibart program in PNH to Phase 3 of development. Our Phase 3 program in PNH was initiated in early 2025. Also in 2024, we began enrolling patients in our Phase 2 clinical trial assessing zaltenibart in the treatment of complement 3 glomerulopathy (C3G).

Developing our PDE7 Inhibitor as a Treatment for Addictive Disorders with External Funding (OMS527)
Development of our lead orally administered phosphodiesterase-7 (PDE7) inhibitor compound for the treatment of cocaine use disorder (CUD) continued with grant funding committed by the National Institute on Drug Abuse (NIDA). During 2024 we conducted a pre-clinical drug interaction study in which OMS527 was administered in conjunction with cocaine in two animal species to rule out enhancement of the detrimental effects of cocaine. OMS527 showed no enhancement of these detrimental effects. The successful completion of this safety prerequisite cleared the way to initiate a Phase 1b clinical trial assessing the safety and preliminary efficacy of OMS527 treatment in human subjects with CUD. In early 2025, NIDA confirmed its commitment to fund the Phase 1b study in the amount of $4.02 million and work to initiate the human study is underway.

Innovating within our Oncology Program
We continued during 2024 to progress pre-clinical studies within our oncology programs and to build our intellectual property estate. This included generation of exciting in vitro and in vivo data in our program to develop novel, proprietary biologic therapeutics designed to target and kill only dividing cancer cells. We have identified acute myeloid leukemia (AML) as the lead indication for development in this program, which we refer to as OncotoX-AML.

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Securing Non-Dilutive Capital and Reducing Debt
In February 2024 we expanded our existing royalty monetization agreement with DRI Healthcare Acquisitions LP (DRI) and received an upfront payment of $115.5 million from DRI in exchange for the right to receive the remainder of the royalties on U.S. net sales of our former commercial ophthalmology product, OMIDRIA®, payable between January 1, 2024 and December 31, 2031, which had previously been retained by Omeros under the original royalty monetization transaction completed in 2023. Under the expanded royalty monetization agreement Omeros is also eligible to receive from DRI two milestone payments, each up to $27.5 million, payable in January 2026 and January 2028, respectively, based on achievement of certain thresholds for U.S. net sales of OMIDRIA. Omeros retains the right to receive all royalties payable by Rayner Surgical Inc. on any net sales of OMIDRIA outside the U.S. payable from and after January 1, 2024, as well as all royalties on global net sales of OMIDRIA payable after December 31, 2031.

In June 2024, we entered into a Credit and Guaranty Agreement under which we used the proceeds of a new $67.1 million term loan and $21.2 million of cash on hand to repurchase $118.1 million aggregate principal amount of Omeros’ existing 5.25% Convertible Senior Notes due February 15, 2026 (the 2026 Notes), representing a total of 55 percent of the outstanding 2026 Notes. The blended repurchase price was 74.75 percent of par value, resulting in $51 million in total debt extinguishment. In addition, our company retains all potential future value of the capped call purchased in connection with the issuance of the 2026 Notes covering all shares underlying the original 2026 Notes.

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PROPOSAL 1 — ELECTION OF DIRECTORS
Our board of directors is divided into three classes, generally serving staggered three-year terms. The term of each director will expire on the date of our annual meeting of shareholders in the year set forth in the following table:

Omeros Board of Directors	Term Expires
Class I Directors
Arnold C. Hanish	2025
Rajiv Shah, M.D.	2025
Class II Directors
Thomas J. Cable	2026
Peter A. Demopulos, M.D.	2026
Diana T. Perkinson, M.D.	2026
Class III Directors
Thomas F. Bumol, Ph.D.	2027
Gregory A. Demopulos, M.D.	2027
Leroy E. Hood, M.D., Ph.D.	2027
Following the recommendation of the nominating and governance committee, our board of directors has nominated for election at the 2025 Annual Meeting our two current Class I directors, Arnold C. Hanish and Rajiv Shah, M.D. If elected, the Class I director nominees would serve until the 2028 Annual Meeting of Shareholders or, in each case, until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The two director nominees receiving the highest number of votes will be elected. In addition, our corporate governance principles provide that if any of our incumbent nominees do not receive more votes for than against, such director shall tender a resignation following certification of the shareholder vote. See “Corporate Governance—Voting for Directors.”
Nominees—Class I

ARNOLD C. HANISH Age: 77 Director Since: 2012 Committee: Audit (chair)
Arnold C. Hanish has served on our board of directors and as chair of our audit committee since September 2012. From 1994 until his retirement in December 2012, Mr. Hanish served as vice president and chief accounting officer at Eli Lilly and Company. Prior to his appointment as chief accounting officer, Mr. Hanish held a number of senior financial positions at Eli Lilly. Before Eli Lilly, Mr. Hanish held various positions at Arthur Young & Company (currently Ernst & Young) for nearly 14 years. Mr. Hanish currently serves as a member of the board of directors of Salarius Pharmaceuticals, Inc., a biotechnology company focused on cancer therapeutics. Mr. Hanish was a member of the Deloitte and Touche Audit Quality Review Council from 2013 through 2023. Mr. Hanish was a member of the Standing Advisory Group of the Public Company Accounting Oversight Board from 2004 through 2008 and from 2011 through 2012. In addition, from 2007 to 2010, he served as the chairperson of Financial Executives International’s Committee on Corporate Reporting. Mr. Hanish was inducted into the Financial Executives International Hall of Fame in 2016. Mr. Hanish is a Certified Public Accountant and earned his B.A. in accounting from the University of Cincinnati.

The nominating and governance committee and board of directors have determined that Mr. Hanish should continue to serve on the board of directors based on his experience in public company finance and accounting, reporting to the U.S. Securities and Exchange Commission (the SEC), management and corporate governance, his knowledge of the pharmaceutical and biotechnology industry and his experience as the chair of our audit committee.

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RAJIV SHAH, M.D. Age: 52 Director Since: 2015 Committees: Audit, Compensation and Scientific
Rajiv Shah, M.D., has served on our board of directors since June 2015 and on our audit committee, our compensation committee and our scientific committee since December 2021, May 2022 and September 2019, respectively. Dr. Shah has served as the president of the Rockefeller Foundation since February 2017. From March 2015 to February 2017, Dr. Shah was the managing partner of Latitude Capital, an emerging markets private equity firm that he founded. Dr. Shah served as administrator of the United States Agency for International Development (USAID) from January 2010 to February 2015. Dr. Shah served as undersecretary and chief scientist at the U.S. Department of Agriculture from May 2009 to January 2010, during which time he created the National Institute for Food and Agriculture. Prior to working in government, Dr. Shah worked in senior roles at the Bill & Melinda Gates Foundation, leading the Foundation’s efforts in global health, agriculture and financial services. Dr. Shah also serves on the boards of trustees of the Rockefeller Foundation and the National Geographic Society. He is a member of the Defense Policy Board. Dr. Shah serves on the boards of directors of several private biotechnology companies, including Altos Labs and Mobius Scientific. From March 2015 to June 2017, Dr. Shah served on the board of directors of Arcadia Biosciences, Inc., a publicly traded agricultural technology company. Dr. Shah earned his M.D. from the University of Pennsylvania Medical School, his M.S. in Health Economics at the Wharton School of Business and his B.S. in Economics from the University of Michigan.

The nominating and governance committee and board of directors have determined that Dr. Shah should continue to serve on the board of directors based on his significant experience in government, regulatory affairs, international development and strategic partnerships, as well as his medical and scientific background.

Continuing Directors until the 2026 Annual Meeting

THOMAS J. CABLE Age: 85 Director Since: 1995 Committees: Audit, Compensation (chair) and Nominating and Governance (chair)
Thomas J. Cable has served on our board of directors since January 1995 and as our lead independent director since 2010. He has also served on our audit committee since January 1995 and on our compensation committee since December 2007. In addition, Mr. Cable was appointed chair of our compensation committee in May 2022 and has served as chair of our nominating and governance committee since September 2009. Mr. Cable is the vice chairman of the board of the Washington Research Foundation, a technology transfer and early-stage venture capital organization affiliated with the University of Washington, which he co-founded in 1980. Mr. Cable also founded Cable & Howse Ventures, a venture capital firm, and Cable, Howse & Ragen, an investment banking firm, and co-founded Montgomery Securities, an investment banking firm acquired by Bank of America. A former U.S. Navy submarine officer, Mr. Cable received his M.B.A. from the Stanford Graduate School of Business and his B.A. from Harvard University.

Mr. Cable’s qualifications to serve on the board of directors include his knowledge and experience in finance, investment banking, technology development and product commercialization, his knowledge of Omeros and our industry, as well as his service as lead independent director and as chair of the compensation and nominating and governance committees.

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PETER A. DEMOPULOS, M.D. Age: 71 Director Since: 1995 Committees: Scientific
Peter A. Demopulos, M.D., has served on our board of directors since January 1995 and on our scientific committee since September 2019. Dr. Demopulos is a practicing board-certified general and interventional cardiologist at Seattle Cardiology, part of the Swedish Heart & Vascular Institute. He has been a member of Seattle Cardiology since 2005, also serving as its Medical Director from 2005 to 2010. Dr. Demopulos is also a clinical assistant professor of cardiology at the University of Washington School of Medicine, a position that he has held since 1989. He also participates as an investigator in clinical trials evaluating interventional cardiology devices and drug therapies at Seattle Cardiovascular Research and Swedish Cardiovascular Research. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University.

Dr. Demopulos’ qualifications to serve on the board of directors include his medical and scientific expertise, his experience as a clinical investigator and his experience with clinical development and trial design, as well as his knowledge of Omeros and our industry. Dr. Demopulos is the brother of Gregory A. Demopulos, M.D., our president and chief executive officer and the chairman of our board of directors.

DIANA T. PERKINSON, M.D. Age: 71 Director Since: 2023 Committees: Nominating and Governance and Scientific
Diana T. Perkinson, M.D., has served on our board of directors and as a member of our scientific committee since May 2023. She has also served on our nominating and governance committee since April 2024. Dr. Perkinson is a physician at MD2 International LLC (MD2 International), a premier concierge medicine network, where she has practiced since 2009. She holds dual board certifications in nephrology and internal medicine. From 1987 to 2009, Dr. Perkinson practiced nephrology and internal medicine at Minor & James Medical in Seattle. She previously served as a clinical assistant professor in the division of nephrology at the University of Washington, from 1987 until 2009, and as medical director, transplantation, at Swedish Hospital, from 1996 until 2007. Dr. Perkinson also served as a major in the United States Air Force and as director of the dialysis unit at Wilford Hall Medical Center at Lackland Air Force Base in San Antonio, Texas from 1984 until 1987. Dr. Perkinson received her M.D. from the University of Alabama and her B.S. from Birmingham Southern College. She completed her fellowship in nephrology at the University of Washington.

Dr. Perkinson’s qualifications to serve on our board of directors include her medical experience and expertise as a nephrologist and internist.
Continuing Directors until the 2027 Annual Meeting

THOMAS F. BUMOL, Ph.D. Age: 71 Director Since: 2019 Committees: Scientific (chair)
Thomas F. Bumol, Ph.D., has served on our board of directors since February 2019 and as chair of our scientific committee since September 2019. Dr. Bumol served as Executive Vice President of the Allen Institute for Immunology in Seattle, Washington, from March 2018 until August 2022. Dr. Bumol joined the Allen Institute following a 35-year career at Eli Lilly and Company. Dr. Bumol held various positions at Eli Lilly from 1982 until his retirement in December 2017. He was most recently the senior vice president of biotechnology and immunology research and the site head of

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Eli Lilly’s Biotechnology Center in San Diego, California. While at Eli Lilly, Dr. Bumol’s teams and collaborators advanced over 100 molecules into clinical development, including TRULICITY® (dulaglutide), TALTZ® (ixekizumab), EMGALITY® (galcanezumab) and mirikizumab. Through strategic alliances, he and his teams also helped develop and support REOPRO® (abciximab) with Centocor Inc. (n/k/a Janssen Pharmaceutical Cos.) as well as OLUMIANT® (baricitinib) with Incyte Corporation. Dr. Bumol has over 50 publications and reviews and eight issued U.S. patents. He serves on the University of Michigan Technology Transfer National Advisory Board and as an advisor to Lilly Ventures. He is a member of the Board of Directors of Tentarix Biotherapeutics LP, a private biotechnology company, and serves as a scientific advisor to a number of biotechnology and immunology companies. Dr. Bumol earned his B.S. degree in microbiology from the University of Michigan and his Ph.D. in microbiology-immunology from the University of Minnesota. He completed postdoctoral studies through a fellowship in the Department of Molecular Immunology at Scripps Research in La Jolla, California.

Dr. Bumol’s qualifications to serve on the board of directors include his scientific expertise in drug discovery and development and experience in strategic partnering and other collaborations within the life sciences and pharmaceutical industries.

GREGORY A. DEMOPULOS, M.D. Age: 66 Director Since: 1994 Committees: None
Gregory A. Demopulos, M.D., founded our company and has served as our president, chief executive officer and chairman of the board of directors since June 1994. He also served as our chief financial officer and treasurer from January 2009 to October 2013 in an interim capacity and as our chief medical officer from June 1994 to March 2010. Prior to founding Omeros, Dr. Demopulos completed his residency in orthopedic surgery at Stanford University and his fellowship training in hand and microvascular surgery at Duke University. In 2019, Dr. Demopulos was a recipient of the Prix Galien Canada Research Award. He has authored over 30 articles and reviews in peer-reviewed publications and is an inventor on 62 issued and allowed U.S. patents and over 1,000 issued and allowed foreign patents. Dr. Demopulos currently serves on the board of trustees of the Smead Funds Trust, an open-end mutual fund company registered under the Investment Company Act of 1940. Dr. Demopulos received his M.D. from Stanford University School of Medicine and his B.S. from Stanford University.

Dr. Demopulos’ qualifications to serve on the board of directors include his position and experience as our president and chief executive officer, his medical and scientific expertise, experience with clinical development and design and detailed knowledge of our operations and development programs. Dr. Demopulos is the brother of Peter A. Demopulos, M.D., a member of our board of directors.

LEROY E. HOOD, M.D., Ph.D. Age: 86 Director Since: 2001 Committees: Compensation, Nominating and Governance and Scientific
Leroy E. Hood, M.D., Ph.D., has served on our board of directors since March 2001. He also has served on our nominating and governance committee since September 2009, on our compensation committee since July 2011 and on our scientific committee since September 2019. Dr. Hood is chief strategy officer and professor at the Institute for Systems Biology, a non-profit research institute dedicated to the study and application of systems biology. Dr. Hood co-founded the Institute for Systems Biology in 2000 and served as its first president through December 2017. Dr. Hood is the founding chief executive officer of Phenome Health, a non-profit organization dedicated to the development of phenomics as a tool for assessing and optimizing individual health. Previously, Dr. Hood served as senior vice president and chief science officer of Providence St. Joseph Health, a multi-state, not-for-profit health system, from 2016 to 2021. Dr. Hood was founder and chairman of the Department of Molecular Biotechnology at the University of Washington

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School of Medicine. Dr. Hood also co-founded Amgen, Inc., Applied Biosystems, Inc., Darwin Molecular Technologies, Inc., Rosetta Inpharmatics, Inc. and SyStemix, Inc. Dr. Hood is a member of the National Academy of Sciences, the National Academy of Engineering and the National Academy of Medicine. He has published more than 850 peer-reviewed articles, holds over 30 patents and is the recipient of numerous national and international awards, including the National Medal of Science, the Lasker Award and the Kyoto Prize. Dr. Hood received his Ph.D. and B.S. from the California Institute of Technology and his M.D. from The Johns Hopkins School of Medicine.

Dr. Hood’s qualifications to serve on the board of directors include his scientific expertise in drug discovery and development and experience in founding and building biotechnology and pharmaceutical companies.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES NAMED ABOVE

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CORPORATE GOVERNANCE
Board Leadership Structure
Gregory A. Demopulos, M.D., is our principal executive officer and chairman of the board of directors. Thomas J. Cable is our lead independent director. The responsibilities of our lead independent director are to:
•	serve as chairman of meetings of the board of directors at which the chairman of the board of directors is not present, including at executive sessions of the non-management directors;
•	call meetings of the independent and/or non-management directors as he deems appropriate;
•	serve as the principal liaison on board-wide issues between the chairman of the board of directors and the non-management directors; and
•	coordinate the activities of the non-management directors as he deems appropriate.
Under our corporate governance principles, the board of directors has the responsibility to determine the most appropriate leadership structure for the company, including whether it is best for the company at a given point in time for the roles of chairman of the board of directors and principal executive officer to be separate or combined.
Taking into account Dr. Demopulos’ in-depth knowledge of our operations, programs and strategy, as well as the oversight authority granted to our lead independent director and the independent committees of our board of directors, our board of directors has determined that combining the roles of principal executive officer and chairman of the board of directors and appointing a separate lead independent director is the appropriate board leadership structure for us and our shareholders at this time because it promotes unified leadership and allows for a single, clear focus for management to execute the company’s strategy and business plans, while at the same time maintaining a leadership structure for the company’s independent directors.
Risk Oversight
Our management is primarily responsible for assessing and managing risk, while our board of directors is responsible for overseeing management’s execution of its responsibilities, including risk management. The board of directors is supported by its committees in fulfillment of this responsibility. In particular, the audit committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies, as well as the integrity of our financial statements and periodic reports. The audit committee also oversees management’s efforts to address cybersecurity risk by receiving periodic reports at meetings of the audit committee from company personnel responsible for our information technology environment. These reports typically address matters such as: the evolving cybersecurity risk environment and the emergence of new threats; outcomes and learnings from penetration testing, security audits or vulnerability assessments; evaluation of existing controls, tools and procedures and progress on implementation of any new initiatives to manage and mitigate cybersecurity risk. In addition, members of our board of directors regularly engage in discussions with management on cybersecurity-related news events and discuss any updates to our cybersecurity risk management and strategy programs.
Additionally, our compensation committee strives to create incentives that encourage a reasonable and appropriate level of risk-taking consistent with our business strategy. Finally, the nominating and governance committee is responsible for reviewing our corporate governance and developing and maintaining corporate governance policies and procedures that are appropriate in light of the risks we face.
Director Independence
Our board of directors has determined that Dr. Bumol, Mr. Cable, Mr. Hanish, Dr. Hood, Dr. Perkinson and Dr. Shah each meet the independence requirements under applicable listing standards of The Nasdaq Stock Market LLC (Nasdaq), as well as applicable rules promulgated by the SEC. The board of directors has determined that Gregory A. Demopulos and Peter A. Demopulos are not independent.

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Board and Committee Meeting and Annual Meeting Attendance
Our board of directors held a total of five meetings during 2024. Other than Dr. Shah, no director attended fewer than 75% of the aggregate of the total number of board meetings and the total number of committee meetings of the board on which he or she served during 2024. Dr. Shah attended seven of 11 board and applicable committee meetings. He was absent from two of these meetings due to medical issues and one meeting due to an unexpected remote connectivity problem while travelling internationally.
We encourage, but do not require, our board members to attend our annual meeting of shareholders. Two of our eight current board members attended our 2024 Annual Meeting of Shareholders.
Whistleblower Policy
We have adopted a whistleblower policy applicable to our employees that provides for protection from retaliation or discrimination by our company due to reporting issues relating to compliance with applicable laws and regulations.
Insider Trading Policy
We maintain an insider trading policy governing the purchase, sale, and other dispositions of our securities that applies to all directors, officers, employees, and other individuals who may be designated as subject to the policy. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any exchange listing standards applicable to us. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024. With regard to our company trading in its own securities, it is our policy to comply with the applicable insider trading laws, rules and regulations, and exchange listing standards.
Hedging Restrictions
Under our insider trading policy, all of our employees, including our executive officers, as well as our directors are prohibited from engaging in short sales of our stock as well as in transactions in publicly traded options, such as puts and calls, or in other derivative securities with respect to our securities, with the exception of stock options and other securities issued pursuant to our compensatory benefit plans. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.
Pledging Restrictions
Our insider trading policy also prohibits our executive officers and directors from pledging our securities as collateral for loans or holding our securities in margin accounts in which the securities may be sold without the officer’s or director’s consent unless certain preclearance requirements and restrictions are satisfied including approval by our board of directors or the audit committee of the board of directors.
Compensation Clawback Policy
Our compensation clawback policy, which became effective on October 2, 2023, provides for the recovery of excess incentive-based compensation paid to current and former executive officers in the event of an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws. The policy applies to compensation that is granted, earned or vested on or after the effective date of the policy based wholly or in part on the attainment of a financial reporting measure. The policy provides for the recovery of the amount of incentive-based compensation received by our executive officers during the three preceding fiscal years that exceeds the amount of such compensation that otherwise would have been received had it been determined based on the restated amounts. The recovery of excess incentive-based compensation is required without regard to whether an executive officer engaged in any misconduct or otherwise caused or contributed to the noncompliance requiring an accounting restatement.
Corporate Governance Documents
Please visit our investor relations website at investor.omeros.com, under “Governance—Highlights,” for additional information on our corporate governance including:

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•	the charters approved by our board of directors for the audit committee, compensation committee and nominating and governance committee;
•	our code of business conduct and ethics;
•
our corporate governance principles, which includes policies on shareholder communications with the board of directors, majority voting for director nominees, director attendance at our annual meetings and succession planning; and

•	our lead independent director charter.
In the event of any amendment to, or waiver from, a provision of our code of business conduct and ethics, we will promptly post on our investor relations website relevant information regarding the amendment or waiver, including the date and the nature of the event. Our website and the information contained on, or that can be accessed through, our website are not a part of this proxy statement.
Committees of the Board of Directors
Our board of directors has standing audit, compensation, nominating and governance, and scientific committees, each of which has the composition and responsibilities described below. The following table provides membership information for each committee:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee	Scientific Committee
Thomas F. Bumol, Ph.D.
Thomas J. Cable
Gregory A. Demopulos, M.D.
Peter A. Demopulos, M.D.
Arnold C. Hanish
Leroy E. Hood, M.D., Ph.D.
Diana T. Perkinson, M.D.
Rajiv Shah, M.D.

Chair	Member

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Audit Committee

Committee Members • Arnold C. Hanish * † • Thomas J. Cable • Rajiv Shah, M.D. * Chair † Audit Committee Financial Expert	Responsibilities:
Under its charter, the audit committee is responsible for, among other things:
• selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
• evaluating the qualifications, performance and independence of our independent registered public accounting firm;
• monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•
reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

• reviewing the adequacy and effectiveness of our internal controls (including, but not limited to, cyber and information technology security and controls);

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

• reviewing and approving, in advance, any proposed related-party transactions and monitoring compliance with our code of business conduct and ethics; and
• preparing the audit committee report that the SEC requires in our annual meeting proxy statements.
The audit committee met five times in 2024.

Our board of directors has determined that each member of our audit committee meets Nasdaq and SEC requirements for independence for audit committee members. Our board of directors has also determined that Mr. Hanish is an “audit committee financial expert” as defined in SEC rules.

Compensation Committee

Committee Members • Thomas J. Cable * • Leroy E. Hood, M.D., Ph.D. • Rajiv Shah, M.D. * Chair	Responsibilities:
Under its charter, the compensation committee is responsible for, among other things:

•
evaluating the performance of our executive officers and approving their compensation and other terms of employment and reviewing and approving corporate performance goals and objectives relevant to such compensation;

• evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

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• evaluating and recommending to our board of directors the equity incentive plans, compensation plans and similar programs advisable for us;
• administering our equity incentive plans;
• reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
• preparing the compensation committee report that the SEC may require be included in our annual report or proxy statement;
• reviewing and recommending to our board of directors that the Compensation Discussion and Analysis that the SEC may require be included in our annual report or proxy statement;
• considering the outcome of any shareholder votes on compensation matters and overseeing our compliance with applicable rules and regulations regarding shareholder votes on compensation; and
• administering our compensation clawback policy.
The compensation committee met once in 2024.

Our board of directors has determined that each member of our compensation committee meets Nasdaq requirements for independence of compensation committee members. In addition, our board of directors has determined that each member of the compensation committee is a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

Compensation Committee Processes and Procedures
Our board of directors has delegated to the compensation committee the authority to determine the compensation for our executive officers. Non-employee director compensation is recommended by our compensation committee to the board of directors for approval. Our executive officers participate in general discussions with our compensation committee and board of directors about executive compensation matters but they do not participate in discussions during which their individual compensation is considered. The compensation committee may delegate any or all of its authority under its charter to one or more subcommittees. The compensation committee has also delegated to our chief executive officer (CEO) the authority, under certain circumstances, to grant stock options to company employees with titles below the level of associate vice president. The authority delegated by the compensation committee is subject to certain limitations, including the specification of certain standard terms for stock options granted thereunder.
The compensation committee’s independent third-party consultant Compensia, Inc. (Compensia), a national compensation consulting firm providing executive compensation advisory services, provides input to the compensation committee regarding director and executive officer compensation as requested by the committee. During 2024, Compensia assisted the compensation committee in reviewing the compensation of our executive officers, as described in the section entitled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement. Our compensation committee has evaluated Compensia’s independence using the factors specified by the SEC and Nasdaq listing standards and has determined that the work performed by Compensia in 2024 does not give rise to any conflict of interest.

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Compensation Committee Interlocks and Insider Participation
During 2024, Mr. Cable, Dr. Hood and Dr. Shah served on our compensation committee. No member of our compensation committee is a current or former officer or employee of our company, and no member had any relationship that would require disclosure as a related person transaction under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Nominating and Governance Committee

Committee Members • Thomas J. Cable * • Leroy E. Hood, M.D., Ph.D. • Diana T. Perkinson, M.D. * Chair	Responsibilities:
Under its charter, the nominating and governance committee is responsible for, among other things:
• assisting the board of directors in identifying prospective director nominees and recommending director nominees to our board of directors for each annual meeting of shareholders;
• evaluating nominations by shareholders of candidates for election to our board of directors;
• recommending governance principles to our board of directors;
• overseeing the evaluation of our board of directors;
• reviewing shareholder proposals for our annual meetings;
• evaluating proposed changes to our charter documents;
• reviewing and assessing our senior management succession plan; and
• recommending to our board of directors the members for each board committee.
The nominating and governance committee met once in 2024.
Our board of directors has determined that each member of our nominating and governance committee meets Nasdaq requirements for independence.

Shareholder Recommendations and Nominees
It is the policy of our board of directors that the nominating and governance committee consider both recommendations and nominations for candidates to the board of directors from shareholders so long as such recommendations and nominations comply with our amended and restated articles of incorporation, amended and restated bylaws and applicable law, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the nominating and governance committee by writing to us at the address below and providing evidence of the shareholder’s ownership of our stock, the nominee’s name, home and business address and other contact information, as well as the nominee’s detailed biographical data and qualifications for board membership, description of all arrangements and understandings between the shareholder and the nominee, and information regarding any relationships between the recommended candidate and us within the last three fiscal years.

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Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the nominating and governance committee. Shareholders who desire to nominate persons directly for election to the board of directors at an annual meeting of shareholders must meet the deadlines and other requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC. See “Shareholder Proposals for 2026 Annual Meeting.” Any vacancies on the board of directors occurring between our annual meetings of shareholders may be filled by persons appointed by a majority of the directors then in office, and any director so appointed will serve until the next shareholders’ meeting at which directors are elected.

You may write to the nominating and governance committee at:
Omeros Corporation
The Omeros Building
201 Elliott Avenue West
Seattle, Washington 98119
Attn: Nominating and Governance Committee
c/o Office of the General Counsel

Director Qualifications and Board Diversity
The nominating and governance committee works with our chief executive officer to identify and recruit new directors and considers candidates proposed by shareholders as part of this process. The committee may also engage consultants or search firms, as it deems advisable, to identify director candidates. The committee also considers the composition of the board and director succession plans on an ongoing basis. In director succession planning, the nominating and governance committee and the board of directors take into account, among other things, the needs of the board of directors and the company with a view to achieving a balance of knowledge, skills, experience and other attributes that would be beneficial to the oversight role of the board of directors.
In addition, our corporate governance principles provide that the nominating and governance committee will consider, in identifying and evaluating potential director candidates, the issue of board diversity including gender, ethnicity, background, professional experience and perspective and that, if the nominating and governance committee engages a director search firm or other professional to assist it in identifying director nominees, the committee will refer such firm or other professional to this diversity policy and advise that candidates who would contribute to board diversity should be identified among the candidates under consideration. The board of directors currently has two directors who are considered diverse, Dr. Perkinson, who identifies as a female and an underrepresented minority, and Dr. Shah, who identifies as an underrepresented minority.
Our board of directors believes that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess, except as may be required by rules promulgated by Nasdaq or the SEC. In evaluating the qualifications of the candidates, the nominating and governance committee will consider many factors, including issues of character, judgment, independence, diversity with respect to gender, race, ethnicity, background, professional experience and perspective, teamwork, familiarity with the pharmaceutical and biotechnology industry, age, area of expertise, corporate experience, length of service and other commitments, as well as a commitment to the long-term interests of Omeros and its shareholders. The nominating and governance committee will evaluate these factors, among others, and does not assign any particular weight or priority to any of these factors. The nominating and governance committee will consider each individual candidate in the context of the current perceived needs of the board of directors as a whole. While the board of directors has not established specific minimum qualifications for director candidates, the board of directors believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness and (d) meet other requirements as may be required by applicable rules of Nasdaq and the SEC.
We have not established term limits or mandatory retirement policies for directors. As stated in our corporate governance principles, our board of directors believes that directors who have served on the board for an extended

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period of time can provide valuable insight into the company and its operations based on their experience with and understanding of the company’s history, policies, programs and objectives. Similarly, we believe that the ability of a director to contribute to our board of directors and add value to the company is not dependent on age and that a mandatory retirement age may cause us to lose the contribution of directors who have significant experience and/or insight into our company, industry and areas of scientific focus.
Scientific Committee

Committee Members • Thomas F. Bumol, Ph.D. * • Peter A. Demopulos, M.D. • Leroy E. Hood, M.D., Ph.D. • Diana T. Perkinson, M.D. • Rajiv Shah, M.D. * Chair	Responsibilities:
Under its charter, the scientific committee is responsible for, among other things:
• reviewing, evaluating and advising our board of directors on our research and development pipeline;
• identifying and evaluating scientific, medical and technological trends and developments relevant to our research and development programs;
• recommending approaches to building, acquiring and maintaining technology positions;
• assisting our board of directors with its oversight responsibility for enterprise risk management related to our research and development; and
• evaluating and monitoring our compliance with industry standards for scientific integrity in the conduct of research and development.

Voting for Directors
Our corporate governance principles provide that in an uncontested election, if the number of votes cast for the incumbent nominee’s election does not exceed the number of votes cast against the incumbent nominee’s election, the incumbent nominee shall tender a resignation promptly following certification of the shareholder vote. Abstentions and broker non-votes will not be counted as votes cast for or against the incumbent nominee. The nominating and governance committee will consider the resignation offer and recommend to the board of directors whether to accept it. Our board of directors, including a majority of the independent directors, will act on the nominating and governance committee’s recommendation within 90 days following certification of the results of the annual meeting of shareholders. If our board of directors decides not to accept the director’s resignation, we will disclose the board’s decision in a Current Report on Form 8-K filed with the SEC.
Shareholder Communication with the Board of Directors
It is the policy of our board of directors to allow shareholders to communicate with our directors. Communications may be addressed to the entire board of directors, to the non-management directors as a group or to any individual director. All such communications will be initially received and processed by the office of our general counsel. Spam, junk mail, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements and threatening, hostile, illegal and similarly unsuitable communications will not be delivered to the board of directors, but will be made available to a director upon request. To contact members of the board of directors, a shareholder should send a letter to the address below:

Omeros Corporation The Omeros Building 201 Elliott Avenue West Seattle, Washington 98119 Attn: The Board of Directors c/o Office of the General Counsel

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NON-EMPLOYEE DIRECTOR COMPENSATION
To attract and retain qualified non-employee candidates to serve on the board of directors, we utilize a combination of cash and equity-based incentive compensation. The significant amount of time that members of the board of directors expend in fulfilling their duties, as well as the skill level required of our directors, is evaluated in setting director compensation, along with director compensation levels at companies in our peer group. We also reimburse our directors for travel and incidental expenses incurred in the performance of their services for us.
Our non-employee director compensation policy provides that a non-employee director is granted an option to purchase 30,000 shares of our common stock upon his or her initial appointment or election to the board of directors, subject to vesting in equal annual installments over a three-year period beginning on the date the director took office. In addition, on the date of each annual meeting of shareholders, each non-employee director who has served as a director for at least six months and who will continue to serve as a director after the annual meeting is granted an option to purchase 15,000 shares of our common stock that vests in full on the day prior to the date of the next annual meeting of shareholders. The per share exercise price for options granted to non-employee directors is equal to the closing public trading price of our common stock on the date of grant, and vesting is conditioned on the director’s continued service through the applicable vesting dates.
Under our policy, each non-employee director receives an annual cash retainer of $50,000 for service on the board of directors, plus additional fees for committee service, as applicable. Committee fees are $10,000, $7,500, $5,000 and $5,000 per year for services as a non-chair member of the audit, compensation, nominating and governance, and scientific committees, respectively, while fees for the chairs of those committees are $20,000, $15,000, $10,000 and $10,000 per year, respectively. In addition, our lead independent director receives an annual retainer of $25,000 for his service in such capacity. Director fees are paid on a quarterly basis as earned on a prorated basis.
2024 Non-Employee Director Compensation
The following table shows the compensation of each person who served as a non-employee director during the fiscal year ended December 31, 2024:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Thomas F. Bumol, Ph.D.	60,000	49,073	109,073
Thomas J. Cable	110,000	49,073	159,073
Peter A. Demopulos, M.D.	55,000	49,073	104,073
Arnold C. Hanish	70,000	49,073	119,073
Leroy E. Hood, M.D., Ph.D.	67,500	49,073	116,573
Diana T. Perkinson, M.D.	58,750	49,073	107,823
Rajiv Shah, M.D.	72,500	49,073	121,573
(1)
The amounts reported in this column represent the grant date fair value of option awards granted to our non-employee directors during 2024 as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. The assumptions used to calculate the value of these option awards are set forth in Note 12, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

(2)
As of December 31, 2024, Dr. Bumol, Mr. Cable, Dr. Peter Demopulos, Mr. Hanish, Dr. Hood, Dr. Perkinson and Dr. Shah held options to purchase 75,000, 97,500, 97,500, 97,500, 97,500, 45,000 and 107,500 shares of our common stock, respectively.

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PROPOSAL 2 – APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
Our board of directors has determined to hold an advisory vote on the compensation of our named executive officers on an annual basis.
In accordance with Section 14A of the Exchange Act, our board of directors is asking shareholders to approve a non-binding advisory resolution regarding the compensation of our named executive officers as reported in this proxy statement. This advisory vote is held on an annual basis. Because it is advisory, this vote will not be binding on the board of directors or compensation committee, nor will it override any prior decision or require the board of directors or compensation committee to take any action. However, the board of directors and the compensation committee will review the voting results and consider the outcome of this vote when making future decisions regarding executive compensation.
As described below in “Executive Compensation—Compensation Discussion and Analysis,” the compensation committee of our board of directors has adopted the following principles to guide us in formulating our compensation policies and making compensation decisions:
•
provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills to manage the growth of our company and lead us to the next stage of development;

•	establish a clear alignment between the interests of our executives and the interests of our shareholders;
•	reinforce a culture of ownership, excellence and urgency; and
•	create a direct and meaningful link between company business results, individual performance and compensation.
We urge shareholders to read the section entitled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which describes our compensation policies and practices, as well as the related tables and narrative discussion that follow, which provide additional information on the compensation of our named executive officers. In addition, when considering this proposal we urge shareholders to review our Fiscal Year 2024 Business Highlights, which are summarized beginning on page 7 of this proxy statement, and discussed in greater detail in the 2024 Annual Report to Shareholders.
Our board of directors believes that the compensation of our named executive officers is appropriate and effective in achieving our corporate objectives and recommends that you vote in favor of the following resolution:
RESOLVED, that the compensation of the named executive officers of the company, as disclosed in the proxy statement for the company’s 2025 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

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EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and the components of our compensation program for our named executive officers. This section also discusses our executive compensation process. When we refer to our named executive officers in this proxy statement, we are referring to the following individuals, who were our only executive officers during 2024:

• GREGORY A. DEMOPULOS, M.D., our president, chief executive officer and chairman of the board of directors, who is referred to as our CEO;

• DAVID J. BORGES*, our vice president, finance, chief accounting officer and treasurer;

• PETER B. CANCELMO, J.D., our vice president, general counsel and secretary; and

• MICHAEL A. JACOBSEN*, our former vice president, finance, chief accounting officer and treasurer.

*	Effective June 30, 2024, Mr. Jacobsen retired from his position as our vice president, finance, chief accounting officer and treasurer and Mr. Borges was appointed to that position.
We determine compensation for our named executive officers based on their ability to achieve operational goals that further our long-term business objectives and create sustainable long-term shareholder value in a cost-effective manner. We generally make adjustments to each element of compensation for our named executive officers on an annual basis in connection with annual awards of stock options to eligible employees, although, in historical periods, compensation adjustments or the timing thereof have been affected by the timing of independent compensation analyses from third parties, availability of cash, the need to preserve capital and the achievement of significant corporate objectives. For more information regarding the timing of our stock option awards, see “Additional Policies and Practices—Equity Award Grant Timing Practices” below.
In 2024, our compensation committee approved:
•	base salary adjustments for our named executive officers, considering market competitiveness along with company and individual performance in 2023;
•	cash bonuses for our named executive officers on the basis of company and individual bonus performance; and
•	stock option awards for all eligible employees, including our named executive officers, considering market competitiveness along with company and individual performance in 2023.
EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES
We operate in a highly competitive business environment, which is constantly reshaped by medical advances, frequent changes to market and regulatory requirements and the emergence of new competitive technologies. To thrive in this environment, we must work rapidly to create and refine new development programs and product candidates, drive product candidates toward commercialization, achieve commercial objectives and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these goals, we need a highly talented team of technical and business professionals.

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We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have employed a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on the creation of long-term shareholder value and rewarding our executive officers for achieving our strategic objectives.

We orient our executive compensation program to:

•
provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills needed to manage the growth of our company and lead us to the next stage of development;

• establish a clear alignment between the interests of our executives and the interests of our shareholders;

• reinforce a culture of ownership, excellence and urgency; and

• create a direct and meaningful link between company business results, individual performance and compensation.

EXECUTIVE COMPENSATION-SETTING PROCESS
Role of the Compensation Committee
The compensation committee of our board of directors is responsible for establishing our executive compensation philosophy and administering our executive compensation program, as well as determining and approving the compensation for our executive officers. The compensation committee periodically reports to our board of directors on its deliberations and actions. The compensation committee, with the assistance of Compensia, its independent compensation consultant, reviews our executive compensation program, including our incentive compensation plans, to determine whether they are appropriate relative to our peers and that each component of total compensation is appropriately designed and properly coordinated to achieve the intended purpose of our executive compensation program. In addition to the services mentioned above, Compensia also recommends to our board of directors or compensation committee any modifications of our existing plans, or new plans or programs, from time to time as requested by our board of directors or compensation committee.
Role of Management
In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO. Typically, our senior management assists the compensation committee and Compensia by providing information on company and individual performance, market data and management’s perspective and recommendations on compensation matters. Our CEO reviews data compiled by Compensia and our senior management and makes recommendations to the compensation committee regarding the compensation of our executive officers and significant employees. Our CEO does not make recommendations with respect to his own compensation and excuses himself from compensation committee meetings when his compensation is discussed. While the compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters and receives guidance from Compensia, the compensation committee makes its decisions independently and may consider additional factors and information in making its decisions.
Role of Compensation Consultant
The compensation committee is authorized to retain the services of compensation consultants and other advisors in connection with the discharge of its responsibilities. The compensation committee has engaged Compensia to assist it from time to time in assessing a set of executive compensation guiding principles, to evaluate the competitiveness of our executive officers’ compensation and to assist it in designing and implementing our executive compensation program. Compensia serves at the discretion of the compensation committee and provided certain advisory services to the compensation committee in 2024 as described below.

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Use of Competitive Data
To assess the competitiveness of our executive compensation program and current compensation levels and to assist it in setting compensation levels, the compensation committee refers to executive compensation data compiled from a peer group of comparable companies in our industry.
With Compensia’s assistance, our compensation committee developed this group (the Peer Group) in 2023 and used Peer Group data in connection with compensation decisions in 2024. Peer companies were selected for the Peer Group based on their comparability to Omeros in terms of stage of development, therapeutic areas, financial health, revenue and market capitalization. Omeros maintains a diverse product pipeline and comparability on depth and breadth of product pipeline was strongly considered in determining peer companies. The Peer Group is comprised of the following companies:

• Aclaris Therapeutics, Inc. • Agios Pharmaceuticals, Inc. • Arcus Biosciences, Inc. • bluebird bio, Inc. • Coherus BioSciences, Inc. • Collegium Pharmaceutical, Inc. • Enanta Pharmaceuticals, Inc.

• Esperion Therapeutics, Inc. • Ironwood Pharmaceuticals, Inc. • Karyopharm Therapeutics Inc. • Mersana Therapeutics, Inc. • Pacira BioSciences, Inc. • Vanda Pharmaceuticals, Inc.

In addition to peer group and other data from Compensia, our compensation committee typically also refers to commercially available compensation survey data for relevant markets in connection with its compensation decisions.
Most Recent “Say-on-Pay” Vote and Shareholder Engagement
We conducted our most recent non-binding advisory shareholder vote (a so-called “say-on-pay” vote) on the compensation of our named executive officers at our 2024 Annual Meeting of Shareholders. Although 69% of the votes cast at last year’s meeting were voted in favor of our executive compensation policies and programs, our compensation committee noted that this level of support represented a decline in the percentage of favorable votes compared to the 89% of votes cast in favor at the 2023 Annual Meeting of Shareholders. Our executive compensation policies and practices are substantially consistent with the policies and practices that have received strong support from shareholders in prior say-on-pay votes. Therefore, the compensation committee believes the lower level of shareholder support at the 2024 Annual Meeting of Shareholders is attributable to a one-time special discretionary bonus that was granted to our chief executive officer during 2023.
To ensure that the committee correctly interpreted the lower-than-usual support for our executive compensation programs and policies received at the 2024 Annual Meeting of Shareholders, we invited several of our largest shareholders who voted against the say-on-pay proposal to engage with Mr. Cable, the chair of the compensation committee, and certain members of management on our executive compensation philosophy, program components and other compensation-related matters. The feedback we received regarding the 2024 say-on-pay vote was informative and suggested that the outcome of the 2024 say-on-pay vote was based on actions taken by the compensation committee in 2023 in relation to the unique special discretionary bonus paid to our chief executive officer, and that our shareholders do not have material concerns with our compensation program or its design.
Feedback from these shareholder interactions was communicated to our compensation committee and our board of directors and was discussed with management as appropriate. Based on shareholder feedback, the historically strong support received in prior say-on-pay votes, the unique circumstances associated with the award of the special bonus to our chief executive officer in 2023 and the expectation that no similar discretionary special bonuses will be awarded to our executive officers in the foreseeable future, the compensation committee decided not to change our general executive compensation philosophy as disclosed above, except that based on shareholder feedback regarding the annual bonus program, the compensation committee will clarify that payouts under our annual bonus program are subject to a cap of 150% of the applicable target bonus for each executive officer.

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The compensation committee periodically reviews the design and operation of both our annual bonus and equity compensation programs to ensure that they are appropriately designed to attract, retain and motivate our executive officers and key employees and that these incentives are aligned with outcomes that drive stock price performance. Discussions with shareholders on these aspects of our executive compensation program have focused on our reliance on qualitative performance measures for purposes of our annual bonus plan and our exclusive use of time-based stock options for equity incentive compensation. Consistent with shareholder feedback, the committee expects to consider modifications to these compensation programs as our organization matures.
The committee believes that establishing high-level goals for corporate development and paying bonuses based on the committee’s qualitive determination of the extent to which those goals have been achieved provides an appropriate and necessary level of flexibility for a clinical-stage company in our industry. The operation of a commercial stage business lends itself more easily to the establishment of quantitative performance goals for purposes of the annual bonus plan and the committee expects increasingly to rely on such measures to align pay with performance as our organization matures into a commercial stage enterprise. As is common for clinical stage companies in our industry, we have historically relied on time-based stock options to retain and provide incentives to our executive officers that are aligned with long-term stock price performance. As with our annual bonus program, the compensation committee believes this approach to equity compensation is appropriate for our current stage of development and expects to consider in the future whether modifications to our equity compensation programs may be appropriate after the company reaches a commercial stage.
EXECUTIVE COMPENSATION PROGRAM COMPONENTS
The following is a summary of our total compensation program for the named executive officers for 2024.

Component	Objective and Basis	Form
Base Salary	Used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers.	Cash
Annual Bonus
Provide incentives for our named executive officers and other employees to achieve the corporate performance objectives developed from our annual business review, as may be adjusted during the year to reflect any changes in our operating plans and strategy.
Cash
Equity Compensation
Provide incentives and to reward our named executive officers for long-term corporate performance based on the value of our common stock and thereby align the interests of our named executive officers, and other key employees, with those of our shareholders.
Stock Options
Retirement or Other Benefits
Establish a broad-based tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
401(k) plan; medical, dental, and vision benefits; dependent care spending accounts; disability insurance; and accidental death and basic life insurance.
Perquisites and Other Personal Benefits
Historically, with the exception of parking expenses, we have provided perquisites or other personal benefits only to our CEO. In the future, however, we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective and for recruitment, motivation or retention purposes.
Limited (see “Perquisites and Other Personal Benefits” for more information)

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The following is a description of each component of our executive compensation program, the rationale for each component and how awards were determined in 2024.
Base Salary
The compensation committee reviews the base salaries of our named executive officers each year. In assessing these base salary levels, the compensation committee considers market competitiveness based on Peer Group and survey data, the executive officer’s past and expected future contributions to Omeros, his knowledge, experience and responsibilities and the relative base salaries and responsibilities of the other members of our senior management team.
In April 2024, the compensation committee increased the base salaries of Dr. Demopulos and Messrs. Borges, Cancelmo and Jacobsen after reviewing competitive market data as well as Peer Group data and considering the performance of our named executive officers and the company. The base salary increases were effective April 1, 2024. Mr. Borges was promoted in April 2024 as part of planned succession to Mr. Jacobsen’s positions with the company, and the compensation committee considered the increase in Mr. Borges’s responsibilities in connection with his promotion when determining his base salary. The new base salary rates for our named executive officers, following the salary increases, were as follows:

Named Executive Officer	Adjusted 2024 Base Salary
Gregory A. Demopulos, M.D.	$972,525
David J. Borges	$325,000
Peter B. Cancelmo, J.D.	$489,480
Michael A. Jacobsen	$478,348
Annual Bonuses
Our compensation committee has the authority and discretion to award bonuses to our named executive officers. We believe bonuses provide an effective tool to motivate and retain our employees, including our named executive officers, and achieve our business objectives.
With respect to our payment of bonuses, the compensation committee generally establishes an annual target bonus amount for each named executive officer. This amount is calculated as a percentage of the named executive officer’s base salary and typically ranges from 25% to 100%. The target amounts are reviewed and revised as needed to align with competitive market compensation paid to similarly situated executives at the companies in the Peer Group and to properly address individual responsibilities and experience, internal pay equity and other factors. The extent to which bonuses are actually paid is determined at the discretion of the compensation committee based primarily upon an assessment of our achievement of the corporate performance objectives for the year, with consideration also being given to an assessment of each named executive officer’s individual performance and contribution to the achievement of our corporate performance objectives.
Preliminary performance objectives are established by the board of directors, with input from our named executive officers and other members of senior management, as corporate goals that reflect our business priorities for the year. For each performance year, the compensation committee, in consultation with the board of directors, reviews the corporate performance objectives to determine and confirm their appropriateness for use as performance metrics for purposes of named executive officer compensation. The objectives may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy or the occurrence of significant corporate events. The compensation committee retains full discretion to adjust individual bonus awards upwards for exceptional performance and to otherwise adjust bonus awards upwards or downwards to respond to changes in competitive compensation or other factors not measured by corporate or individual performance in any given year. In addition, depending on the company’s cash position, the compensation committee has the discretion, after consulting with the board of directors and our CEO, to not pay cash bonuses to conserve cash and support ongoing development programs and commercialization efforts.

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Corporate performance factors established in connection with compensation decisions for the 2023 performance year, which formed the basis for bonuses paid in 2024, included objectives related to:
•
submission to FDA of a formal analysis plan in connection with our planned resubmission of our biologics license application for narsoplimab in hematopoietic stem cell transplant-associated thrombotic microangiopathy (“TA-TMA”);

•	completing an interim analysis and reading out proteinuria data from our Phase 3 clinical trial evaluating narsoplimab for the treatment of IgA nephropathy, ARTEMIS-IgAN;
•	rapidly advancing our pipeline of earlier-stage complement inhibitors by completing multiple key clinical milestones in our OMS906 and OMS1029 programs;
•	advancing development of our discovery-stage oncology and infectious disease programs and building the related intellectual property estates;
•	strengthening our financial position and advancing strategic objectives through non-dilutive financing transactions; and
•	other strategic objectives.
In March 2024, our board of directors reviewed the corporate performance objectives previously established for 2023 and determined that the corporate performance objectives for 2023 had been achieved at the 100% level.
Following receipt and consideration of an executive compensation review study prepared by Compensia, the compensation committee approved cash bonuses for our named executive officers in April 2024. The cash bonuses awarded to Messrs. Jacobsen and Cancelmo were equal to 100% of their target bonus amounts, which were 35% of their 2023 base salaries. Accordingly, Messrs. Jacobsen and Cancelmo received bonus payments of $160,983 and $163,160, respectively. In recognition of Dr. Demopulos’ leadership role in the achievement of each of the corporate performance objectives in 2023, the compensation committee approved a cash bonus payment to Dr. Demopulos of $926,214, equal to 100% of his target bonus amount, which was 100% of his base salary. Mr. Borges, who was not yet a named executive officer, received a cash bonus award equal to 100% of his target bonus amount, which was 20% of his 2023 base salary, along with a performance award of $15,000 in recognition of his individual contributions in 2023 in support of our financing activities, resulting in an overall bonus payment to Mr. Borges of $68,993. With his promotion in April 2024, the bonus target for Mr. Borges was increased to 35% of base salary beginning with the 2024 performance period.
During 2024, the compensation committee also established corporate objectives for the 2024 performance year including, among other identified goals, resubmission of our biologics license application for narsoplimab in TA-TMA, rapidly advancing our pipeline of earlier-stage complement inhibitors by completing key clinical milestones in our zaltenibart and OMS1029 programs, advancing development of our oncology, infectious disease and other discovery-stage programs, as well as strengthening our financial position and through completion of non-dilutive financing transactions.
Equity Compensation
Historically, we have not applied a specific formula to determine the size of the equity awards that are granted to our executive officers. Instead, the compensation committee has exercised its judgment, taking into consideration, among other things, Peer Group data compiled by Compensia as well as company performance, an evaluation of the expected and actual performance of each named executive officer, each named executive officer’s responsibilities, experience, skills and contributions, the cash compensation received by each named executive officer, relative internal pay equity and market conditions. The compensation committee generally also considers the existing equity holdings of each named executive officer, including the current economic value of their unvested equity and the ability of these unvested holdings to satisfy our objectives of retaining and incentivizing our executive officers. Based on these factors, the compensation committee, with data received from Compensia and, with respect to Messrs. Borges, Cancelmo and Jacobsen, input from the CEO, determines the size of each award at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term shareholder value. The compensation

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committee has historically granted equity awards to our named executive officers in the form of stock options, although it is authorized to grant other types of equity awards, including restricted stock and restricted stock units, and may do so in the future.
The compensation committee grants stock option awards on an annual basis. In April 2024, the compensation committee granted stock option awards to our employees, including our named executive officers. In determining the size of the stock option awards for the named executive officers, the compensation committee considered their individual performance and corporate milestones achieved in 2023, discussed above, as well as internal equity and related factors. Mr. Borges was promoted in April 2024 and the compensation committee considered his expanded role when determining the size of his stock option award.
Historically, stock option awards granted by our compensation committee in connection with annual performance reviews vest in equal monthly installments over a four-year period. The per share exercise price for our stock option awards is equal to the fair market value of our common stock on the date of grant. The fair market value is the closing public trading price of our common stock on the date of grant or, if the equity award is granted on a day when the trading market for our common stock is closed, the closing public trading price on the most recent trading day prior to the date of grant.
The stock option awards granted to our named executive officers in April 2024 have an exercise price of $3.06 per share and vest in equal monthly installments over a four-year period commencing April 1, 2024. The stock option awards granted to our named executive officers in 2024 were as follows:

Named Executive Officer	Number of Shares of Common Stock Underlying Stock Option Awards Granted in 2024
Gregory A. Demopulos, M.D.	725,000
David J. Borges	95,000
Peter B. Cancelmo, J.D.	100,000
Michael A. Jacobsen	100,000
Retirement and Other Benefits
We have established a broad-based tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions, or post-tax contributions under a Roth option, of up to 100% of their current compensation, not to exceed the applicable statutory income tax limitation (which was $23,000 in 2024, or $30,500 if age 50 or older). We have an annual matching program based on salary deferral contributions made by participants in the plan. The company contribution is a match of the amount participants contribute to the plan, up to 4% of their eligible earnings or a maximum employer match of $4,000 per year. Participants must be employed with the company at December 31 of each year to be eligible for the matching contribution. The matching contribution vests at 25% per year beginning upon the participant’s initial employment at the company. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the Code), so that deferral contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.
Additional benefits received by our employees, including our named executive officers, consist of medical, dental and vision benefits, medical and dependent care flexible spending accounts, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same basis as to all of our full-time employees.
Perquisites and Other Personal Benefits
Historically, with the exception of parking expenses, we only have provided perquisites or other personal benefits to our CEO. Since 2020, we have paid the parking expenses at our headquarters facility for all Omeros employees. Pursuant to the terms of his employment agreement, we pay certain expenses incurred by our CEO, including his medical malpractice insurance premiums and practice fees so that he may continue to practice medicine. We believe that his ability to maintain his position as a practicing surgeon is beneficial to our corporate objectives including, for example,

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by providing him with insight in determining the strategic direction of the company as well as assisting in the establishment of relationships with key medical and other opinion leaders relevant to our drug programs and corporate strategies. We also pay for our CEO’s business-related information technology expenses and his parking expense at a separate location.
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, however, we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to significant perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Our named executive officers are not eligible to receive any tax “gross-ups” or other tax reimbursement payments.
Employment Agreement and Post-Employment Compensation
Except for our CEO, we do not have employment agreements with our named executive officers. For a summary of the material terms and conditions of the employment agreement with our CEO, see “Employment Agreement with Gregory A. Demopulos, M.D.” below. Our CEO’s current employment agreement, which was entered into in 2010, was deemed necessary by our compensation committee to provide a competitive compensation package to retain someone with his unique skill set and medical expertise. At the same time, the compensation committee was sensitive to the need to balance the market competitiveness with the financial limitations of a development-stage life sciences company.
As part of his compensation package, the CEO’s employment agreement includes certain severance obligations and other provisions that apply in the event of termination of his employment under specified circumstances, including following a change in control of our company. The compensation committee determined that these provisions were necessary to induce our CEO to limit his medical practice in exchange for the uncertainty of a demanding position in the company and were developed based on negotiations with our CEO. The compensation committee believes that these protections continue to serve a retention purpose and help our CEO maintain his focus on his duty to maximize shareholder value if there is a potential transaction that could involve a change in control of our company. For a summary of these provisions, see “Potential Payments upon Termination or Change in Control” below.
In addition, we provide all of our employees, including our named executive officers, with accelerated vesting benefits for their equity awards in the event of a change in control of the company. We have provided this benefit to encourage our employees to focus on their responsibilities and not be distracted by the potential effect of a change in control of our company on their employment status. For a summary of the material terms and conditions of these benefits, see “Potential Payments upon Termination or Change in Control” below.
ADDITIONAL POLICIES AND PRACTICES
Hedging and Pledging Policies
Our insider trading policy includes certain prohibitions on short sales, hedging and pledging of our securities. For a summary of these prohibitions, see “Corporate Governance—Insider Trading Policy.”
Compensation Clawback Policy
Our compensation clawback policy provides for the recovery of excess incentive-based compensation paid to current and former executive officers in the event of an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws. For a description of this policy, see “Corporate Governance—Compensation Clawback Policy.”
Equity Award Grant Timing Practices
While we do not have a formal policy with respect to the timing of our equity award grants, the compensation committee has endeavored to grant such awards on a consistent annual schedule, with retroactive vesting of awards beginning on April 1 of the year of grant. The compensation committee or our CEO may also grant equity awards at

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other times of the year, for example, in connection with new hires and promotions. We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation.
TAX AND ACCOUNTING CONSIDERATIONS
Deductibility of Executive Compensation
As described above, the compensation committee believes that its primary responsibility is to provide a compensation program that enables us to attract, retain and motivate highly qualified and talented executive officers. Accordingly, while the compensation committee considers all cost elements of our executive compensation program, the compensation committee may, in its judgment, authorize compensation payments that exceed the $1.0 million limit on deductible compensation under Section 162(m) of the Code when it believes that such payments are appropriate to attract, retain and reward executive talent and to promote our corporate objectives.
Taxation of “Parachute” Payments and Deferred Compensation
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that may become payable as a result of the application of Sections 280G or 4999.
Section 409A of the Code imposes significant additional taxes if an executive officer, director or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Although we did not have a traditional nonqualified deferred compensation plan in place for our executive officers during 2024, Section 409A applies to certain equity awards and severance arrangements. We believe that we have structured our equity awards in a manner intended to comply with the applicable Section 409A conditions.
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718, Compensation — Stock Compensation, for our stock-based compensation awards. FASB ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.
COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in the Amendment No. 1 on Form 10-K/A to amend our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2025 Annual Meeting of Shareholders and furnished in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
COMPENSATION COMMITTEE
Thomas J. Cable, Chair
Leroy E. Hood, M.D., Ph.D.
Rajiv Shah, M.D.

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EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table reflects our named executive officers’ compensation for the years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Gregory A. Demopulos, M.D. President, Chief Executive Officer and Chairman of the Board	2024	960,947	926,214	1,851,743	25,247	3,764,151
	2023	917,308	5,024,179	1,724,564	23,792	7,689,843
	2022	882,027	890,000	1,934,052	22,607	3,728,686
David J. Borges (4) Vice President, Finance, Chief Accounting Officer and Treasurer	2024	311,841	68,993	242,642	4,431	627,907

Peter B. Cancelmo, J.D. Vice President, General Counsel and Secretary	2024	483,653	163,160	255,413	4,668	906,894
	2023	456,548	147,550	241,198	7,337	852,633
	2022	417,960	77,760	238,037	7,516	741,273
Michael A. Jacobson (4) Former Vice President, Finance, Chief Accounting Officer and Treasurer	2024	275,401	160,983	255,413	4,246	696,043
	2023	454,475	151,127	241,198	7,169	853,969
	2022	429,936	81,120	252,914	7,541	771,511
(1)
The bonuses paid to each of our named executive officers in 2024, 2023 and 2022 relate to the respective prior year’s performance. In 2023, Dr. Demopulos received an annual bonus payment of $1,024,179 and a discretionary special bonus payment of $4,000,000.

(2)
Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 12, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the price of our common stock at the time the stock options are exercised.

(3)
All Other Compensation includes perquisites and other personal benefits paid to Dr. Demopulos of $20,799, $19,117 and $17,857 in 2024, 2023 and 2022, respectively. Perquisites and personal benefits consisted of expenses incurred by Dr. Demopulos to retain his medical license, including medical malpractice insurance premiums and practice fees, as well as business-related information technology and parking expenses at a location separate from our headquarters. All Other Compensation for our other named executive officers in 2024 includes life insurance premium payments and 401(k) matching contributions. For 2023 and 2022, All Other Compensation for each of our named executive officers (including Dr. Demopulos) additionally included parking expenses at our headquarters facility.

(4)
Effective June 30, 2024, Mr. Jacobsen retired from his position as our vice president, finance, chief accounting officer and treasurer and Mr. Borges was appointed to that position. After June 30, 2024, Mr. Jacobsen continued to serve as a part-time employee and senior finance advisor to our company.

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2024 Grants of Plan-Based Awards
The following table shows certain information regarding grants of plan-based awards made to our executive officers for the year ended December 31, 2024.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Gregory A. Demopulos, M.D.	04/25/24	725,000 (3)	3.06	1,851,743
David J. Borges	04/25/24	95,000 (3)	3.06	242,642
Peter B. Cancelmo, J.D.	04/25/24	100,000 (3)	3.06	255,413
Michael A. Jacobsen	04/25/24	100,000 (3)	3.06	255,413
(1)	These option awards were granted under the 2017 Omnibus Incentive Compensation Plan.
(2)
Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 12, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the price of our common stock at the time the stock options are exercised.

(3)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period beginning on April 1, 2024.

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Outstanding Equity Awards at 2024 Fiscal Year-End
The following table reflects outstanding equity awards held by each of the named executive officers as of December 31, 2024. The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Gregory A. Demopulos, M.D.	400,000 (1)	—	10.27	02/19/26
	400,000 (2)	—	10.56	12/05/26
	375,000 (3)	—	11.55	02/26/27
	350,000 (4)	—	13.58	04/08/28
	425,000 (5)	—	13.45	02/08/29
	450,000 (6)	—	11.91	03/01/30
	504,167 (7)	45,833	14.99	07/02/31
	433,333 (8)	216,667	3.93	09/21/32
	297,917 (9)	417,083	2.94	09/22/33
	120,833 (10)	604,167	3.06	04/25/34
David J. Borges	15,000 (11)	—	15.58	06/08/30
	6,233 (7)	567	14.99	07/02/31
	13,333 (8)	6,667	3.93	09/21/32
	10,417 (9)	14,583	2.94	09/22/33
	15,833 (10)	79,167	3.06	04/25/34
Peter B. Cancelmo, J.D.	20,000 (12)	—	11.85	01/02/29
	20,000 (13)	—	16.63	06/10/29
	50,000 (6)	—	11.91	03/01/30
	20,000 (14)	—	10.22	10/26/30
	68,750 (7)	6,250	14.99	07/02/31
	53,333 (8)	26,667	3.93	09/21/32
	41,667 (9)	58,333	2.94	09/22/33
	16,667 (10)	83,333	3.06	04/25/34
Michael A. Jacobsen	65,000 (1)	—	10.27	02/19/26
	85,000 (2)	—	10.56	12/05/26
	70,000 (3)	—	11.55	02/26/27
	60,000 (4)	—	13.58	04/08/28
	65,000 (5)	—	13.45	02/08/29
	70,000 (6)	—	11.91	03/01/30
	68,750 (7)	6,250	14.99	07/02/31
	56,667 (8)	28,333	3.93	09/21/32
	41,667 (9)	58,333	2.94	09/22/33
	16,667 (10)	83,333	3.06	04/25/34
(1)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2015.
(2)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2016.
(3)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on February 26, 2017.

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(4)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2018.
(5)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on February 8, 2019.
(6)	The shares subject to this option award vested on a monthly basis in equal installments over a four-year period that began on March 1, 2020.
(7)	The shares subject to this option award vest on a monthly basis in equal installments over a four-year period that began on April 1, 2021.
(8)	The shares subject to this option award vest on a monthly basis in equal installments over a four-year period that began on April 1, 2022.
(9)	The shares subject to this option award vest on a monthly basis in equal installments over a four-year period that began on April 1, 2023.
(10)	The shares subject to this option award vest on a monthly basis in equal installments over a four-year period that began on April 1, 2024.
(11)
The shares subject to this option award vested over a four-year period that began on June 8, 2020, with 25% of the total number of shares subject to the option award vesting on June 8, 2021 and the remaining shares vesting on a monthly basis in equal amounts.

(12)
The shares subject to this option award vested over a four-year period that began on January 1, 2019, with 25% of the total number of shares subject to the option award vesting on January 1, 2020 and the remaining shares vesting on a monthly basis in equal amounts.

(13)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on June 10, 2019.
(14)	The shares subject to this option award vested on a monthly basis in equal installments over a four-year period that began on October 26, 2020.
2024 Option Exercises and Stock Vested
There were no option exercises or stock vested by our named executive officers during the year ended December 31, 2024.
Potential Payments upon Termination or Change in Control
Pursuant to our employment agreement with Dr. Demopulos, we are required to make payments to him upon termination of his employment in the circumstances described below. In addition, under the terms of our equity incentive plans, all of our named executive officers and significant employees are entitled to acceleration of vesting of their option awards upon a merger or change in control under certain conditions or pursuant to terms and conditions as may be determined by the compensation committee according to such plans. See “Equity Acceleration Upon a Change in Control” below.
EMPLOYMENT AGREEMENT WITH GREGORY A. DEMOPULOS, M.D.
Overview
We entered into an employment agreement with Dr. Demopulos dated April 7, 2010 related to his service as our president and chief executive officer. Pursuant to the terms of his employment agreement, Dr. Demopulos is an at-will employee and was entitled to receive an initial annual base salary of $600,000, which our compensation committee reviews at least annually. Effective as of April 1, 2024, Dr. Demopulos’ annual salary was increased to $972,525 from $926,214. We may not reduce Dr. Demopulos’ annual base salary without his consent. Dr. Demopulos is entitled to participate in awards under our equity compensation and/or equity incentive plans at a level and on terms commensurate with his position and responsibilities, and no less favorable than those applicable to chief executive officers of peer companies as reasonably determined by the compensation committee, taking into account the recommendation of our independent compensation consultants. Dr. Demopulos also is entitled to participate in any employee benefit and fringe benefit plans that we make available to our executive employees, such as our equity compensation plans, 401(k) plan, disability and life insurance and company-paid health insurance. We also have agreed

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to allow Dr. Demopulos to maintain his status as a board-eligible orthopedic and hand and microvascular surgeon, which includes his performance of surgical procedures on a limited basis and have agreed to pay related malpractice insurance and professional fees, which were $13,167 in 2024. We believe that Dr. Demopulos’ ability to maintain his standing as a practicing surgeon is beneficial to our corporate objectives including, for example, providing him with insight in determining the strategic direction of the company as well as assisting in the establishment of relationships with key medical and other opinion leaders relevant to our drug programs and corporate strategies.
The employment agreement prohibits Dr. Demopulos from carrying on any business or activity, directly or indirectly, in direct competition with us or soliciting our employees to terminate their employment with us or to work with one of our competitors during his employment and for a period of up to two years following termination of his employment. In addition, the employment agreement prohibits him from soliciting or attempting to influence any of our customers or clients to purchase products from our competitors rather than our products.
The compensation due to Dr. Demopulos pursuant to his employment agreement following termination of his employment with us varies depending upon the nature of the termination.
Termination Without Cause or for Good Reason
Dr. Demopulos’ employment agreement provides that if we terminate his employment without “cause,” as defined below, or if he terminates his employment with us for “good reason,” as defined below, then until the earlier of (a) two years from the date of his termination and (b) his start date with a new employer that pays him an annual base salary at least equal to the annual base salary we paid to him prior to his termination (provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary that will be measured will be the annual base salary we paid him prior to such reduction), we will be obligated to pay him on our regularly scheduled payroll dates on an annualized basis:
•
the annual base salary he was receiving as of his termination, provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary we will be obligated to pay him will be his annual base salary in effect prior to such reduction; plus

•
the greater of (1) the average bonus paid or payable with respect to the preceding two calendar years and (2) any bonus he would have been entitled to in the year of his termination as determined by our board of directors in good faith.

In addition, if we terminate Dr. Demopulos’ employment without cause or if he terminates his employment with us for good reason, all of his unvested option awards will immediately vest and become exercisable until the maximum term of the respective option awards and all unvested restricted shares he holds, if any, will immediately vest. Dr. Demopulos and his eligible dependents may also continue to participate in all health plans we provide to our executive employees on the same terms as our employees for a period of up to two years from the date of his termination, unless his new employer provides comparable coverage.
“Cause” is defined under Dr. Demopulos’ employment agreement to mean:
•
willful misconduct or gross negligence in the performance of his duties, including his refusal to comply in any material respect with the legal directives of our board of directors so long as such directives are not inconsistent with his position and duties, and such refusal to comply is not remedied within 10 working days after written notice from the board of directors;

•
dishonest or fraudulent conduct that materially discredits us, a deliberate attempt to do an injury to us or conduct that materially discredits us or is materially detrimental to our reputation, including conviction of a felony; or

•
material breach, if incurable, of any element of his confidential information and invention assignment agreement with us, including without limitation, his theft or other misappropriation of our proprietary information.

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Dr. Demopulos may terminate his employment for “good reason” if he terminates his employment with us within 120 days of the occurrence of any of the following events:
•	any material diminution in his authority, duties or responsibilities;
•	any material diminution in his base salary;
•	we relocate his principal work location to a place that is more than 50 miles from our current location; or
•	we materially breach his employment agreement.
If any of the above events have occurred as a result of our action, we will have 30 days from notice of such event from Dr. Demopulos to remedy the situation, in which case Dr. Demopulos will not be entitled to terminate his employment for good reason related to the event.
If Dr. Demopulos’ employment had been terminated without cause or if he had terminated his employment with good reason on December 31, 2024, he would have been entitled to receive an annual base salary of $972,525 and an annual bonus amount of $975,196 (or any greater bonus amount to which he would have been entitled in 2024 as determined by our board of directors in good faith), payable on a bi-monthly basis over a period of up to two years from the date of termination. In addition, option awards with a value of $8,304,144 would automatically vest upon his termination, which is the difference between $9.88, the closing trading price of our common stock on December 31, 2024, and the exercise price of the outstanding option awards held by Dr. Demopulos with an exercise price of less than $9.88 per share, multiplied by the number of shares subject to each such option award that would have automatically vested on his termination date.
Dr. Demopulos and his eligible dependents would also be entitled to participate in the health plans we provide to our employees for a period of up to two years from the date of his termination at an estimated cost to us of approximately $25,312.
Termination for Cause, Voluntary Termination, Death, or Disability
If we terminate Dr. Demopulos’ employment for cause, if he voluntarily terminates his employment with us other than for good reason, or if his employment is terminated as a result of his death or “disability,” as defined below, Dr. Demopulos will be entitled to receive payments for all earned but unpaid salary, bonuses and vacation time, but he will not be entitled to any severance benefits.
“Disability” is defined under Dr. Demopulos’ employment agreement as his inability to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive 12-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by us and our insurers and acceptable to Dr. Demopulos.
2008 EQUITY INCENTIVE PLAN AND 2017 OMNIBUS INCENTIVE COMPENSATION PLAN
Under both the 2008 Equity Incentive Plan (the 2008 Plan) and the 2017 Omnibus Incentive Compensation Plan (the 2017 Plan), if there is no assumption or substitution of outstanding option awards or replacement of such awards with a comparable cash incentive program by the successor corporation in connection with a merger or “change in control” (as separately defined in each plan), the option awards will become fully vested and exercisable immediately prior to the change in control. In addition, under awards granted under each of the 2008 Plan and the 2017 Plan, if within 12 months following a change in control an employee, including Dr. Demopulos or any of Messrs. Borges, Cancelmo or Jacobsen, is terminated without “cause” or as a result of a “constructive termination,” as such terms are defined below, any outstanding option awards held by him or her, as applicable, that we issued pursuant to the 2008 Plan or the 2017 Plan, as applicable, will become fully vested and exercisable. The amounts under these plans that our named executive officers would have received under each of these scenarios appear in the table below.
The 2008 Plan or the equity award agreements thereunder define key terms relating to the change in control provisions as follows:
•	a “change in control” means a proposed sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;

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•
a termination for “cause” means a termination of an employee for any of the following reasons: (1) his or her willful failure to substantially perform his or her duties and responsibilities to us or a deliberate violation of a company policy; (2) his or her commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure by him or her of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) his or her willful breach of any of his or her obligations under any written agreement or covenant with us; and

•
a “constructive termination” means the occurrence of any of the following events: (1) there is a material adverse change in an employee’s position causing such position to be of materially reduced stature or responsibility; (2) a reduction of more than 30% of an employee’s base compensation unless in connection with similar decreases of other similarly situated employees; or (3) an employee’s refusal to comply with our request to relocate to a facility or location more than 50 miles from our current location; provided that in order for an employee to be constructively terminated, he or she must voluntarily terminate his or her employment within 30 days of the applicable material change or reduction.

The 2017 Plan defines key terms relating to the merger or change in control provisions as follows:
•	a “change in control” means a sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;
•
a termination for “cause” means a termination of the employment or consulting relationship with the company for any of the following reasons: (1) willful misconduct or gross negligence in performance of duties or material violation of company policy; (2) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) willful breach of any of his or her obligations under any written agreement or covenant with us; and

•
a “constructive termination” means the employee’s termination of employment within 120 days of any of the following events: (1) any material diminution in the employee’s authority, duties or responsibilities; (2) any material diminution in base salary; (3) any change of more than 50 miles in the geographic location at which the employee must primarily perform services; and (4) any other action or inaction that constitutes a material breach by the company of an employment agreement with the employee; provided, however, that the employee must first provide the company with written notice specifying the foregoing occurrences within 90 days of such occurrence, and provide the company with an opportunity to cure the condition within 30 days of delivery of such notice.

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EQUITY ACCELERATION UPON A CHANGE IN CONTROL
The following table summarizes the value that each of Dr. Demopulos and Messrs. Borges, Cancelmo and Jacobsen would have derived from the acceleration of outstanding equity awards had a change in control (and certain other events, as applicable) occurred on December 31, 2024.
The amounts below represent the difference between $9.88, the closing trading price of our common stock on December 31, 2024, and the exercise price of the option awards with an exercise price of less than $9.88 per share held by these individuals, multiplied by the number of shares subject to such option awards that would have vested pursuant to the terms of our equity plans on December 31, 2024 upon the occurrence of each of the events identified in the table below.

Name	Option Awards Assumed by Successor ($)	Option Awards Not Assumed by Successor ($)	Termination Without Cause or Constructive Termination Within 12 Months of Change in Control ($)
Gregory A. Demopulos, M.D.	—	8,304,144	8,304,144
David J. Borges	—	680,794	680,794
Peter B. Cancelmo, J.D.	—	1,131,831	1,131,831
Michael A. Jacobsen	—	1,141,743	1,141,743
CEO PAY RATIO DISCLOSURE
We are required by SEC rules and regulations to disclose the annual total compensation for our CEO and the median annual total compensation for our worldwide employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. To identify our median employee in 2024, we took the following steps:
1.
We determined that, as of December 31, 2024, our employee population consisted of 201 individuals (excluding our CEO), all of whom reside in the U.S. This population consisted of our full-time, part-time and temporary employees employed with us as of the determination date.

2.
To identify the “median employee” from our employee population, we used total W-2 compensation consistently applied to all employees included in the calculation. We annualized the compensation for employees who were not employed by us for all of 2024 for purposes of establishing the distribution of employee compensation within our population and identified the employee nearest the median of this distribution who was employed for the full year 2024 as our median employee. We did not use any statistical sampling techniques and did not make any cost of living adjustments in identifying our median employee.

To determine our median employee’s annual total compensation, we identified and calculated the elements of that employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2) of Regulation S-K. Based on this analysis, for 2024 the total compensation of our CEO was $3,764,151, as reported in the Summary Compensation Table above, and the total compensation of our median employee was $183,614. This results in a ratio of annual total CEO compensation to annual total median employee compensation of approximately 20.5 to 1.
Our reported CEO pay ratio is an estimate calculated in a manner consistent with SEC rules for identifying the median employee and determining the ratio of his or her compensation to that of our CEO. These rules permit companies to employ a wide range of methodologies, estimates and assumptions. CEO pay ratios reported by other companies, which may have used other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are not necessarily comparable to our CEO pay ratio. Also, as noted above, the dollar amount of stock option awards included in the total compensation for our CEO and our median employee represent the grant date fair value of stock option awards as computed in accordance with FASB ASC Topic 718, using assumptions set forth in Note 12, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on
Form 10-K for the fiscal year ended December 31, 2024. Realization of this compensation is dependent upon the price of our common stock at the time the stock options are exercised.

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PAY VERSUS PERFORMANCE
We are required by SEC rules and regulations to disclose certain information about the relationship between executive compensation and corporate financial performance measures. The compensation committee does not use the following information as a primary basis for making compensation decisions, nor does it use the performance measures described below to measure performance for incentive-based compensation. This section should be read in conjunction with the section entitled “Executive Compensation—Compensation Discussion and Analysis” above in this proxy statement, which includes additional discussion of the objectives of our executive compensation program and how they are aligned with our financial and operational performance. We have prepared the disclosure in this section in accordance with the requirements that apply to smaller reporting companies.
Pay Versus Performance Table
The following table reflects our named executive officers’ “compensation actually paid” (calculated in accordance with SEC regulations) and certain financial performance measures for each of the years ended December 31, 2024, 2023 and 2022.

Year	Summary Compensation Table Total for CEO ($)(1)(2)	Compensation Actually Paid to CEO ($)(1)(3)(4)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($)(1)(2)	Average Compensation Actually Paid to Non-CEO Named Executive Officers ($)(1)(3)(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (TSR) ($)(5)	Net Income (Loss) ($)
2024	3,764,151	12,367,163	743,615	1,756,182	153.65	(156,815,000)
2023	7,689,843	8,692,540	853,301	989,547	50.86	(117,813,000)
2022	3,728,686	1,333,430	756,392	422,578	35.15	47,417,000
(1)
For each year shown, the CEO was Gregory A. Demopulos, M.D. For 2024, the other named executive officers were David J. Borges, Peter B. Cancelmo, J.D., and Michael A. Jacobsen. For 2023 and 2022, the other named executive officers were Mr. Jacobsen and Mr. Cancelmo.

(2)
Amounts shown in these columns reflect the corresponding amounts in the “Total” column set forth in the Summary Compensation Table above in this proxy statement. See the footnotes to the Summary Compensation Table for further detail regarding the calculation of the amounts in these columns.

(3)
Amounts shown in these columns do not reflect compensation realized by the named executive officers during the years presented. To calculate “compensation actually paid,” the following amounts were deducted from and added to the “Total” compensation set forth in the Summary Compensation Table:

Year	Summary Compensation Table Total ($)	Amounts Reported in the Summary Compensation Table for Option Awards ($)	Fair Value of Option Awards Granted During the Year, Outstanding Unvested at Year-End ($)	Change in Fair Value of Option Awards Granted in Any Prior Year, Outstanding Unvested at Year-End ($)	Fair Value of Option Granted and Vested in the Same Year ($)	Change in Fair Value of Option Granted in Prior Year, Vested During the Year ($)	Fair Value of Option Awards Granted in Any Prior Year, Forfeited During the Year ($)	Compensation Actually Paid ($)
Principal Executive Officer
2024	3,764,151	(1,851,743)	5,460,092	4,037,908	515,306	441,449	—	12,367,163
2023	7,689,843	(1,724,564)	1,587,792	424,137	250,256	465,076	—	8,692,540
2022	3,728,686	(1,934,052)	835,711	(1,186,690)	273,873	(384,098)	—	1,333,430
Average for Non-CEO Named Executive Officers
2024	743,615	(251,156)	740,563	409,059	69,895	44,207	—	1,756,182
2023	853,301	(241,198)	222,068	55,986	35,002	64,389	—	989,547
2022	756,392	(245,476)	106,071	(174,002)	34,761	(55,168)	—	422,578

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(4)
Fair value or change in fair value, as applicable, of option awards in the “Compensation Actually Paid” columns was determined by reference to a Black-Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing public trading price of our common stock on the applicable revaluation date as the current market price and with an expected life set equal to the original expected life determined at grant, reduced by the amount of time elapsed from the grant date to the revaluation date, and in all cases based on volatility and risk-free interest rates determined as of the revaluation date based on the remaining expected life and based on an expected dividend rate of 0%. In addition, the risk-free interest rates are based on the quarter-to-date average for the applicable U.S. Treasury yield as of the revaluation date. For additional information on the assumptions used to calculate the valuation of the awards, see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the applicable year.

(5)	Represents the value, as of the last day of the indicated fiscal year, of an investment of $100 in our common stock on December 31, 2021.
Relationship Between Compensation Actually Paid and Financial Performance Measures
We do not use cumulative total shareholder return and net income (loss) as performance measures in our executive compensation program. However, we do use several other performance measures to align executive compensation with our performance. As described in more detail in the section entitled “Executive Compensation—Compensation Discussion and Analysis” above in this proxy statement, our named executive officers are eligible to receive annual performance-based cash bonuses that are designed to provide appropriate incentives to achieve defined annual corporate objectives that are primarily operational, rather than financial, in nature. We also provide equity compensation in the form of stock options to incentivize and reward our named executive officers for long-term corporate performance based on the anticipated increase in value of our common stock in the future (as opposed to historical total shareholder return). These equity awards strongly align our named executive officers’ interests with those of our shareholders by providing a continuing financial incentive to maximize long-term value for our shareholders.
The following graphs illustrate the relationship between each of the financial performance measures in the Pay Versus Performance Table above and “compensation actually paid” to our CEO (referred to as “CEO CAP”) and, on average, to our other named executive officers (such average referred to as “NEO CAP”) for each of the three years ended December 31, 2024.

The information provided in this section entitled “Pay Versus Performance” will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference.

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TOTAL REALIZABLE PAY
“Compensation actually paid,” as described in the Pay Versus Performance analysis above, is defined by SEC rules and includes components not traditionally associated with realized or realizable pay. We are presenting below the calculation of “total realizable pay,” which is the compensation actually received (or “realized”) by our named executive officers in a particular year plus the realizable value of outstanding option awards that vested during the year. We define the “realizable” value of vested option awards as the intrinsic value of the option awards, which is the closing public trading price of our common stock minus the exercise price of the option awards as of a given date. We believe it is important to distinguish between the actual cash and intrinsic value of option awards received by each named executive officer as opposed to the grant date fair value of option awards as presented in the Summary Compensation Table or the fair value of such option awards as calculated to determine “compensation actually paid” in the Pay Versus Performance analysis. Information related to total realizable pay is meant to supplement, rather than to replace, the information presented in the Summary Compensation Table and the Pay Versus Performance analysis. We also note that our calculation of realizable pay may differ from similarly titled measures presented by other companies.
We calculate total realizable pay as the sum of:
•	base salary paid during the year, as reported in the Summary Compensation Table;
•	cash bonus paid during the year, as reported in the Summary Compensation Table;
•	the value realized upon the exercise of option awards during the year;
•	the intrinsic value of outstanding option awards that vested during the year; and
•	all other compensation received during the year as reported in the Summary Compensation Table.
The following table reflects our named executive officers’ total realizable pay for the years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Realized Salary ($)	Realized Bonus ($)	Realized Option Awards ($)(1)	Realizable Option Awards ($)(2)	All Other Compensation ($)(3)	Total Realizable Pay ($)
Gregory A. Demopulos, M.D. President, Chief Executive Officer and Chairman of the Board	2024	960,947	926,214	—	3,031,481	25,247	4,943,889
	2023	917,308	5,024,179	—	39,325	23,792	6,004,604
	2022	882,027	890,000	—	—	22,607	1,794,634
David J. Borges (4) Vice President, Finance, Chief Accounting Officer and Treasurer	2024	311,841	68,993	—	181,106	4,431	566,371
Peter B. Cancelmo, J.D. Vice President, General Counsel and Secretary	2024	483,653	163,160	—	406,169	4,668	1,057,650
	2023	456,548	147,550	—	5,500	7,337	616,935
	2022	417,960	77,760	—	—	7,516	503,236
Michael A. Jacobsen (4) Former Vice President, Finance, Chief Accounting Officer and Treasurer	2024	275,401	160,983	—	413,606	4,246	854,236
	2023	454,475	151,127	—	5,500	7,169	618,271
	2022	429,936	81,120	—	—	7,541	518,597
(1)	Represents the difference between the closing public trading price of our common stock on the date of exercise and the exercise price of the option award.
(2)
Represents the intrinsic value of all option awards that vested during the year, calculated by subtracting the exercise price from the closing public trading price of our common stock on the last trading day of the year. Option awards with an exercise price above the closing public trading price of our common stock on the last trading day of the year are assigned a value of zero as they were “underwater,” meaning that the named executive officer could not realize value upon the exercise of the option awards.

(3)
All Other Compensation includes perquisites and other personal benefits paid to Dr. Demopulos of $20,799, $19,117 and $17,857 in 2024, 2023 and 2022, respectively. Perquisites and personal benefits consisted of expenses incurred by Dr. Demopulos to retain his medical license, including medical malpractice insurance premiums and practice fees, as well as business-related

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information technology and parking expenses at a location separate from our headquarters. All Other Compensation for our other named executive officers in 2024 includes life insurance premium payments and 401(k) matching contributions. For 2023 and 2022, All Other Compensation for each of our named executive officers (including Dr. Demopulos) additionally included parking expenses at our headquarters facility.
(4)
Effective June 30, 2024, Mr. Jacobsen retired from his position as our vice president, finance, chief accounting officer and treasurer and Mr. Borges was appointed to that position. After June 30, 2024, Mr. Jacobsen continued to serve as a part-time employee and senior finance advisor to our company.

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TRANSACTIONS WITH RELATED PERSONS
We have adopted a written policy that prohibits our executive officers, directors and director nominees and principal shareholders, including their immediate family members, from entering into a related-party transaction with us without the approval of our audit committee. Any request for us to enter into a transaction with an executive officer, director or director nominee, principal shareholder, or any of such persons’ immediate family members, in which such party had, has or will have a direct or indirect material interest and where the amount involved exceeds $120,000, other than certain excluded transactions including those involving compensation for services provided to us as an executive officer or director, must be presented to our audit committee for review, consideration and approval. All of our directors and executive officers are required to report to our audit committee any such related-party transaction. In considering the proposed related-party transaction, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is fair to us, whether there are business reasons to enter into the transaction and whether the terms of the transaction would be similar if the transaction did not involve a related party, whether the transaction would impair the independence of a non-employee director, the materiality of the transaction and whether the transaction would present an improper conflict of interest between us and the related party.
The following is a summary of transactions since January 1, 2023 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than five percent of our common stock had or will have a direct or indirect material interest, other than compensation arrangements which are described elsewhere in this proxy statement. We believe that the terms of such transactions are as favorable as those we could have obtained from parties not related to us.
Technology Transfer Agreements
We are party to technology transfer agreements with Gregory A. Demopulos, M.D. pursuant to which he irrevocably transferred to us all of his intellectual property rights in our early PharmacoSurgery® platform and our former Chondroprotective program, for which we have suspended activity. Other than his rights as a shareholder, Dr. Demopulos has not retained any rights to our PharmacoSurgery platform or Chondroprotective program, except that if we file for liquidation under Chapter 7 of the U.S. Bankruptcy Code or voluntarily liquidate or dissolve, other than in connection with a merger, reorganization, consolidation or sale of assets, Dr. Demopulos and another individual have the right to repurchase the PharmacoSurgery and Chondroprotective intellectual property at their respective then-current fair market values.
Indemnification Agreements
We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding relating to their service to Omeros.

2025 PROXY STATEMENT / 45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at May 23, 2025, for: each person who we know beneficially owns more than five percent of our common stock; each of our directors; each of our named executive officers; and all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 58,592,713 shares of common stock outstanding at May 23, 2025. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of May 23, 2025. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each person who owns more than five percent of our common stock listed in the table below is c/o Omeros Corporation, The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119.

Name and Address of Beneficial Owner	Exercisable Stock Options(1)	Number of Shares Beneficially Owned(2)	Percent of Class Beneficially Owned
5% Security Holders:
BlackRock, Inc. (3)	—	4,279,836	7.3%
Ingalls & Snyder, LLC (4)	—	4,161,315	7.1%
The Vanguard Group (5)	—	3,168,936	5.4%
Named Executive Officers and Directors:
Gregory A. Demopulos, M.D.	4,106,874	6,133,860	9.8%
David J. Borges	81,799	111,799	*
Peter B. Cancelmo, J.D.	337,500	337,700	*
Michael A. Jacobsen	638,438	652,438	1.1%
Thomas F. Bumol, Ph.D.	75,000	85,000 (6)	*
Thomas J. Cable	92,500	127,567	*
Peter A. Demopulos, M.D.	92,500	465,398 (7)	*
Arnold C. Hanish	92,500	104,900	*
Leroy E. Hood, M.D., Ph.D.	92,500	166,890	*
Diana T. Perkinson, M.D.	35,000	35,000	*
Rajiv Shah, M.D.	92,500	92,500	*
All executive officers and directors as a group (11 persons)	5,737,111	8,313,052	12.9%
*	Less than 1%
(1)	Represents shares that could be purchased pursuant to the exercise of option awards vested as of and within 60 days of May 23, 2025.
(2)	Represents outstanding shares plus the options set forth in the previous column.
(3)
Derived from amount reported in a Schedule 13G filed with the SEC on January 29, 2024. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The Schedule 13G indicates that BlackRock, Inc. has sole voting power over 4,218,026 shares of common stock and sole dispositive power over 4,279,836 shares of common stock. The Schedule 13G filed by the reporting person provides information as of December 31, 2023 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2023 and the date of this proxy statement.

(4)
Derived from amount reported in Amendment No. 13 to Schedule 13G filed with the SEC on February 21, 2025 and assumes conversion of $1,395,000 aggregate principal amount of our 5.25% Convertible Senior Notes due 2026. The address of Ingalls &

2025 PROXY STATEMENT / 46

Snyder, LLC is 1 Rockefeller Plaza, New York, NY 10020. The Schedule 13G/A indicates that Ingalls & Snyder, LLC has shared dispositive power, but lacks voting power, over the shares. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2024 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2024 and the date of this proxy statement.
(5)
Derived from amount reported in a Schedule 13G filed with the SEC on February 13, 2024. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G indicates that The Vanguard Group has shared voting power over 56,506 shares, sole dispositive power over 3,085,958 shares and shared dispositive power over 82,978 shares. The Schedule 13G filed by the reporting person provides information as of December 29, 2023 and, consequently, the beneficial ownership of the reporting person may have changed between December 29, 2023 and the date of this proxy statement.

(6)	The shares beneficially owned by Dr. Bumol are held of record by a revocable trust, of which Dr. Bumol and his spouse are co-trustees and beneficiaries with shared voting and investment power.
(7)
Includes 164,382 shares of common stock held by The Demopulos Family Trust, of which Dr. Peter Demopulos is the trustee and a beneficiary along with his sister and their mother’s estate. Dr. Peter Demopulos disclaims beneficial ownership of the shares held by The Demopulos Family Trust except to the extent of his pecuniary interest therein.

2025 PROXY STATEMENT / 47

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the current year and the board of directors is asking our shareholders to ratify that appointment. Although current laws, rules and regulations, as well as the charter of the audit committee, require our independent registered public accounting firm to be engaged, retained and supervised by the audit committee, the board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young. If the shareholders do ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee may nonetheless select a different auditing firm at any time during the year if it determines that such a change would be in our best interests. Representatives of Ernst & Young are expected to be present at the 2025 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information Regarding our Independent Registered Public Accounting Firm
Fees paid or accrued by us for professional services provided by Ernst & Young, our independent auditors, in each of the last two fiscal years, in each of the following categories (in thousands) are:

	2024	2023
Audit Fees	$1,266	$1,189
Audit-Related Fees	—	—
Tax Fees	141	267
All Other Fees	—	—
Total Fees	$1,407	$1,456
Audit Fees
Consists of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and quarterly reports on Form 10-Q and the issuance of consents and comfort letters in connection with registration statements.
Audit-Related Fees
Consists of fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including accounting consultations.
Tax Fees
Consists of fees associated with federal income tax compliance, tax advice and tax planning.
All Other Fees
Consists of fees associated with permitted corporate finance assistance and permitted advisory services, none of which were provided by our independent auditors during the last two fiscal years.

2025 PROXY STATEMENT / 48

Audit Committee Pre-Approval Policy
The audit committee must pre-approve all services to be performed for us by Ernst & Young. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between meetings of the audit committee, the audit committee has delegated authority to the chair of the audit committee to pre-approve services, in which case the chair communicates such pre-approval to the full audit committee at its next scheduled meeting. During 2024 and 2023, all services billed by Ernst & Young were pre-approved by the audit committee in accordance with this policy.
AUDIT COMMITTEE REPORT
The audit committee’s primary function is to assist the board of directors in monitoring and overseeing the integrity of the company’s financial statements, systems of internal control and the audit process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. The company’s independent auditor, Ernst & Young LLP, is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles, or GAAP. In this context, the audit committee has met and held discussions with management and the independent auditor. Management represented to the audit committee that the company’s consolidated financial statements as of and for the fiscal year ended December 31, 2024 were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.
The audit committee has discussed with the independent auditor matters required to be discussed with the audit committee under the applicable requirements of the Public Accounting Oversight Board, or PCAOB, and the SEC, including the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles and the consistency of their application and the clarity and completeness of the audited financial statements. In addition, the audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB, and has discussed with the independent auditor its independence from the company and its management.
The audit committee has also discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002, as well as the company’s critical accounting policies and estimates and the critical audit matter addressed during the audit. The audit committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief executive officer and the principal financial officer) to discuss the results of their examinations, their evaluations of the company’s internal controls and risks related thereto, including cybersecurity risks, and the overall quality of the company’s financial reporting. The audit committee also periodically meets in executive session.
In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.
AUDIT COMMITTEE
Arnold C. Hanish, Chair
Thomas J. Cable
Rajiv Shah, M.D.

2025 PROXY STATEMENT / 49

OBTAINING AN ANNUAL REPORT ON FORM 10-K

The 2024 Annual Report on Form 10-K and the exhibits filed with it are available on our investor relations website at https://investor.omeros.com. Upon written request by any beneficial shareholder or shareholder of record, we will furnish, without charge, a copy of the 2024 Annual Report on Form 10-K, including the financial statements and the related footnotes. Requests should be made in writing addressed to:

Omeros Corporation The Omeros Building 201 Elliott Avenue West Seattle, Washington 98119 Attn: Investor Relations
We will charge you for our copying costs if exhibits to the 2024 Annual Report on Form 10-K are requested.

OTHER BUSINESS
Our board of directors is not aware of any other matters to be presented at the 2025 Annual Meeting. If, however, any other matter should properly come before the 2025 Annual Meeting, the enclosed proxy card confers discretionary authority with respect to such matter.
May 30, 2025
By Order of the Board of Directors,

Peter B. Cancelmo
Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT

If you plan to attend the 2025 Annual Meeting, which will be conducted virtually via the Internet, we encourage you to vote in advance of the meeting to ensure that your shares are represented at the meeting. Please see “Information Concerning Proxy Solicitation, Voting and the Meeting — Attending the 2025 Annual Meeting.” You may vote prior to the 2025 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2025 Annual Meeting, you may still attend and vote at the meeting if you attend virtually via the Internet.

2025 PROXY STATEMENT / 50

OMEROS CORPORATION
201 ELLIOTT AVENUE WEST
SEATTLE, WA 98119

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 26, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OMER2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 26, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V75825-P34238 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

OMEROS CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Arnold C. Hanish	☐	☐	☐
1b. Rajiv Shah, M.D.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.

	For	**Against**	**Abstain**
2. Approval of advisory resolution on executive compensation.	☐	☐	☐
3. Ratification of Ernst & Young LLP as independent registered public accounting firm for 2025.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V75826-P34238

OMEROS CORPORATION
2025 Annual Meeting of Shareholders
June 27, 2025 at 10:00 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Gregory A. Demopulos, M.D. and Peter B. Cancelmo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Omeros Corporation that the shareholder is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2025 Annual Meeting of Shareholders to be held virtually via the Internet at www.virtualshareholdermeeting.com/OMER2025 on June 27, 2025 at 10:00 a.m. Pacific Time, or at any adjournment or postponement thereof, with all powers that the shareholder would possess if present at the 2025 Annual Meeting. The shareholder hereby acknowledges receipt of the Company's Proxy Statement in connection with the 2025 Annual Meeting and hereby revokes any proxy or proxies previously given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations: "FOR" all nominees listed in proposal 1, "FOR" proposals 2 and 3 and in the discretion of the proxies on such other matters as may properly come before the meeting, including, among other things, consideration of any motion for adjournment of the meeting.

Continued and to be signed on reverse side